UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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March 27, 2020

Dear Stockholders:

On behalf of the Board of Directors, we invite you to attend Alaska Air Group’s 2020 Annual Meeting of Stockholders, which will be held on Thursday, May 7, 2020, beginning at 1:30 p.m. Pacific Daylight Time.  This year’s annual meeting will once again be a completely virtual meeting, conducted via live webcast.  You can attend via the Internet at www.proxyvote.com, where you will be able to vote and submit questions electronically prior to and during the meeting.  You will also be able to dial-in via telephone to ask questions during the meeting.  Specific instructions for accessing the meeting are provided in the notice, proxy card or voting instruction form you received.

In addition to the EDGAR version of the 2020 Proxy Statement filed with the SEC, we have produced an interactive proxy statement that is organized to make our governance provisions, executive compensation disclosures, proposals, and other key information easy to find and evaluate.  The interactive proxy statement can be accessed at www.alaskaair.com under About Alaska/Investor Relations.

We hope you will join us on May 7 as we discuss Alaska Air Group’s 2019 financial and operational performance as well as our response to COVID-19, and vote on issues of importance to our company and to you. We will also introduce you to our Owner’s Manual, which outlines the Company’s operating principles on how we deliver value to our investors, our employees, guests and the communities we serve.  Whether or not you choose to participate on meeting day, your vote is important, and we encourage you to cast your ballot in one of the ways outlined in this Proxy Statement.

Sincerely,

Patricia M. Bedient	Bradley D. Tilden
Lead Independent Director	Chairman and Chief Executive Officer

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

The Board of Directors of Alaska Air Group, Inc. (Air Group or the Company) is soliciting proxies for the 2020 Annual Meeting of Stockholders (the Annual Meeting).  This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting.  Please read it carefully.

DATE	Thursday, May 7, 2020
TIME	1:30 p.m. Pacific Daylight Time
VIRTUAL MEETING ACCESS	www.proxyvote.com
MATTERS TO BE VOTED ON

1.  Election of the 12 nominees named in this Proxy Statement to the Board of Directors, each for a one-year term

2.  Approval (on an advisory basis) of the compensation of the Company’s Named Executive Officers

3.  Ratification of the appointment of KPMG LLP as the Company’s independent registered public accountants (the independent accountants) for fiscal year 2020

4.  A stockholder proposal regarding the Company’s disclosure of political spending

5.  A stockholder proposal regarding the Company’s disclosure of lobbying activities

6.  Other business as may properly come before the meeting or any postponement or adjournment thereof

The Board of Directors set Monday, March 16, 2020, as the record date for the Annual Meeting. This means that owners of Alaska Air Group common stock as of the close of business on that date are entitled to receive this notice, attend and vote during the Annual Meeting. There were 122,584,631 shares of Air Group common stock outstanding on the record date.

Internet Availability of Proxy Materials.  On or about March 27, 2020, stockholders of record, beneficial owners and employee participants in the Company’s 401(k) plans were mailed a Notice of Internet Availability of Proxy Materials (the Notice) directing them to a website where they can access the Company’s 2020 Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2019 (the Annual Meeting Materials).  The Company’s 2019 Form 10-K was filed with the Securities and Exchange Commission (SEC) on February 12, 2020.  If you prefer to receive a paper copy of the proxy materials, please follow the instructions on the Notice and the Annual Meeting Materials will be mailed to you.

Attending the Annual Meeting.  We will host the 2020 Annual Meeting live via the Internet and telephone only.  Any stockholder can listen to and participate in the Annual Meeting.  Whether or not you attend the meeting, we encourage you to vote by Internet or phone or to complete, sign and mail your voting instruction form or proxy prior to the meeting.

Submit Your Questions.  We invite you to submit any questions of general stockholder interest to the Assistant Corporate Secretary via email at allie.wittenberger@alaskaair.com, or via the Shareholder Forum at www.proxyvote.com. We will include answers to your questions on www.alaskaair.com under About Alaska/Investor Relations following the meeting.  If you encounter issues accessing the website or the virtual meeting, please contact allie.wittenberger@alaskaair.com.

ALASKA AIR GROUP, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

FROM OUR CHAIRMAN

To Our Shareholders:

While we typically use this forum to reflect on the past year, our world is changing very rapidly with the coronavirus pandemic and its economic fallout.  As the situation evolves, we are reminded why the safety of our people and the communities we serve is our number one priority.  Our hearts and prayers go out to all of those who have been personally affected by the virus, and to the many more who will be affected by the economic damage that has been and will be inflicted by it.

Our industry has been through other challenges in the past 20 years that have had a significant impact on the demand for air travel, including the September 11th attacks and the financial crisis of 2008 and 2009.  It is sobering to share that, from what we know today, the impacts from this crisis are likely to be far more significant than those two events combined.  However, I believe our industry is better prepared today than it was in any of the previous crisis periods to withstand the impact to air travel demand. Airlines are financially stronger, with generally better balance sheets and better liquidity.

For those readers who are new to Alaska Air Group, we are a large and successful company.  However, we compete every day with airlines many times our size and do so successfully.  Why?  Because we have highly engaged employees who provide great service. That great service and our low fares lead to fantastic customer loyalty.  And finally, we have a low-cost structure and solid balance sheet.   As a smaller carrier, we’ve become skilled at adapting to change and adversity.  For example, after September 11th, we found an opportunity and launched trans-con flying, and that flying now represents approximately 20% of our capacity (this excludes trans-con flying added in the Virgin America acquisition).  And, after the recession of 2008 and 2009, we built our Hawaii and mid-con franchises, each of which now represent nearly 15% of our capacity. Time and time again, we have found a way to turn crisis into opportunity because of our resiliency and the commitment we have to our employees, our guests, our communities and you, our shareholders.

Andy Grove, the transformative leader and CEO of Intel, once said that bad companies are destroyed by crisis, good companies survive them, and great companies are improved by them.  The months ahead will determine exactly what kind of business Alaska is.  If this crisis is anything like the ones before it, and if the fight in our people is anything like what I believe it is, I think we will demonstrate that, by Andy’s definition, we are a great company.

It feels strange to shift the spotlight from current events to last year’s results, but we will provide a brief recap of 2019 as a reminder of the platform we have built, the accomplishments of our people, and the opportunity that awaits us once the crisis passes.

Some highlights from 2019 include:

Award-Winning Service: Once again, the service our people provided was recognized as best in the industry. 2019 marked the 12th consecutive year for which Alaska was named “Highest in Customer Satisfaction Among Traditional Carriers” by J.D. Power. For the second year in a row, Alaska was also named “Best U.S. Airline” by Condé Nast Traveler, following 11 consecutive years of Virgin America holding this honor. These awards highlight the work our employees do every day to provide our guests the genuine and caring service Alaska is known for.

Revenue and Network Growth: In 2019, we introduced new products like our Saver Fares that give guests more options to choose the fare that is right for them. We also continued to grow our network, with new service from Paine Field in Everett. Growth and new revenue initiatives resulted in topline revenue growth of approximately $515 million or more than 6%.

LIFT: In 2019, we launched LIFT, which is a consolidation of all of our sustainability efforts under one initiative. Highlights include over $15.3 million in cash and in-kind donations to more than 1,200 organizations in the communities we serve, our very successful #FillBeforeYouFly campaign aimed at reducing inflight waste, and renewed efforts to reduce our greenhouse gas emissions intensity on the ground and in the air.

Strong Financial Results and a Fortified Balance Sheet: We entered 2019 with a plan to improve our profitability, with a goal of eventually and sustainably producing 13% to 15% pretax margins. Our team made solid progress against that goal.  Adjusted pre-tax margin grew by 3.1 points to 12% and return on invested capital grew by 2.8 basis points to 12.2%.  All in, earnings per share grew by 44%. Importantly, and especially in light of what is happening today, we used the improved cash flow to aggressively pay off debt in order to fortify our balance sheet – one of our greatest assets that will help us manage through the crisis we face today.

The impact of the coronavirus on our industry has been severe, and the path to recovery could be long.  We’re doing everything we can to control the parts of our business that we can control.  As I write this letter, our industry is also working with Congress and the Administration on legislation that would provide airlines with much needed financial assistance.

Air travel has been, and will continue to be, a critical service that connects people, families and businesses.  And the competitive advantages which Alaska has are real and they are durable.  I know I speak for our entire Board and leadership team in saying that, despite the extraordinary and unprecedented current circumstances, we remain confident in our people and we are ultimately optimistic about our future.

Thank you for your support of - and investment in - Alaska Air Group.

Bradley D. Tilden

Chairman and Chief Executive Officer

PROXY STATEMENT SUMMARY

Matters to be Voted On

Item for Business	Board Recommendation	Effect of Abstention
1. Elect 12 Directors	FOR each Director Nominee	None
2. Approve (on an advisory basis) the compensation of the Company’s Named Executive Officers	FOR	A Vote Against
3. Ratify the appointment of KPMG LLP as the Company’s independent registered public accountants for Fiscal Year 2020	FOR	A Vote Against
4. A stockholder proposal regarding the Company’s disclosure of political spending	AGAINST	A Vote Against
5. A stockholder proposal regarding the Company’s disclosure of lobbying activities	AGAINST	A Vote Against

Governance Highlights

As part of Air Group’s commitment to high ethical standards, our Board follows sound governance practices.  Many of these practices are described in more detail in our Corporate Governance Guidelines, which are available on the Company’s website at www.alaskaair.com under About Alaska/Investor Relations.

Topic	Practice
Independence	• 10 out of 12 nominees are independent. • Board committees are composed exclusively of independent directors.
Lead Independent Director	• The Board has appointed a strong lead independent director who has the specific authority to ensure objective evaluation of management decisions.
Executive Sessions	• Independent directors meet regularly without management.
Annual Election	• All directors are elected annually to one-year terms.
Majority Voting	• In uncontested elections, directors are elected by a majority of votes cast.
Director Evaluations	• The Board and each committee conduct annual self-evaluations and may engage a third party as needed.
Stock Ownership	• Each director is expected to hold shares of Alaska Air Group stock equivalent to six times his or her annual cash retainer.
Other Directorships	• Directors are encouraged to serve on no more than four other public company boards.
Stockholder Communications	• The Board has adopted a protocol to allow those stockholders with long-term significant holdings of our stock to meet directly with board members on appropriate matters.
Poison Pill	• The Company does not have a stockholder rights plan.
Proxy Access	• Stockholders who meet certain requirements may include director nominees in the Company’s proxy statement.
Right to Call Special Meeting	• Stockholders holding 10 percent or more of the outstanding stock have the right to call a special meeting.
Confidential Voting	• Records that identify the vote of a particular stockholder are kept confidential from the Company except in a proxy contest or as required by law.
Single Voting Class	• Common stock is the only class of voting shares outstanding.
Director Tenure	• Directors are subject to term and age limits as described in our Corporate Governance Guidelines.

Our Board

All nominees meet the New York Stock Exchange (NYSE) governance standards for director independence, except for Mr. Tilden and Mr. Minicucci, who are not independent due to each nominee’s position as an executive officer.

Nominee and Principal Occupation	Age	Director Since	Committee Membership
Patricia M. Bedient Former Executive Vice President and CFO The Weyerhaeuser Company	66	2004	Lead Independent Director Audit Governance and Nominating (Chair effective May 2020)
James A. Beer Chief Financial Officer Atlassian Corporation	59	2017	Innovation (Chair) Safety
Marion C. Blakey Former President and CEO Rolls-Royce North America	72	2010	Compensation and Leadership Development (Chair) Safety
Raymond L. Conner Former Vice Chairman The Boeing Company	64	2018	Compensation and Leadership Development Safety
Dhiren R. Fonseca Partner Certares LP	55	2014	Audit Innovation
Kathleen T. Hogan Chief People Officer and Executive Vice President of Human Resources Microsoft	54	2019	Compensation and Leadership Development
Susan J. Li Vice President, Finance Facebook, Inc.	34	2018	Audit Innovation
Benito Minicucci President Alaska Airlines, Inc.	54	Nominee
Helvi K. Sandvik President, Kidways LLC and Former President NANA Development Corporation	62	2013	Safety (Chair)
J. Kenneth Thompson President and CEO Pacific Star Energy LLC	68	1999	Compensation and Leadership Development Safety (until May 2020) Governance and Nominating (effective May 2020)
Bradley D. Tilden Chairman, President and CEO Alaska Air Group, Inc.	59	2010
Eric K. Yeaman Founder and Managing Partner, Hoku Capital LLC	52	2012	Audit (Chair) Governance and Nominating

Our Board

Board Diversity

Executive Compensation Practices

Our executive compensation program is aligned with our business strategy and is designed to attract and retain top talent and reward the achievement of key business goals.  The following practices ensure alignment of interests between stockholders and executives and are considered good governance by our Compensation and Leadership Development Committee (the Committee) and by the majority of our stockholders.

Topic	Practice
Pay for Performance

•   A significant percentage of total direct compensation is based on the achievement of performance-based goals that are challenging, yet attainable, and that drive achievement of the Company’s business strategy.  Goals apply to all employees to encourage alignment.

•   The Committee considers Company performance when setting CEO pay.

“Say on Pay”	• Annually, we ask stockholders to provide an advisory vote on our pay practices, which the Committee considers when setting CEO pay.
Stock Ownership Requirements	• Our minimum stockholding requirements are 5 times base salary for the CEO, 4 times base salary for the president and 3 times base salary for the executive vice presidents of Alaska Airlines.
Change-in-Control Provisions	• We have double-trigger change-in-control provisions that require the consummation of a change-in-control transaction and the actual or constructive termination of employment.
Clawback Policy

•   Our policy allows recovery of incentive cash or equity compensation that is based on financial statements that were subsequently restated due to the individual’s fraudulent or grossly negligent act or omission.  Our policy was recently expanded to include recovery for legal and compliance violations.

Independent Compensation Consultant	• The Committee retains a compensation consultant that does not provide any other services to the Company.
Hedging of Company Stock	• Executive officers and board members may not engage in transactions that create a hedge against fluctuations in the price of Alaska Air Group stock.
Pledging of Company Stock	• Executive officers and board members may not pledge Alaska Air Group stock as collateral for any obligation.
Severance Tax Gross-Ups	• Our change-in-control and severance arrangements do not provide for tax gross-ups.
Employment Contracts	• None of our Named Executive Officers (“NEOs”) has an employment contract.
Repricing of Stock Options	• Our equity incentive plan does not permit repricing or exchange of underwater stock options without stockholder approval.

CORPORATE GOVERNANCE

Board Leadership

The Company’s board leadership generally includes a combined chairman and CEO role with a strong independent lead director role.

In choosing to combine the roles of chairman and CEO, the Board takes into consideration the highly technical nature of the airline business and the importance of deep, industry-specific knowledge along with a thorough understanding of the Company’s business environment. Combining the roles also provides a clear leadership structure for the management team. Because the CEO has a deep understanding of the complexities of the airline business, the regulatory environment and the Company’s strategy – all of which are critically important to the Company’s performance – the Board believes that he or she generally is best suited to serve as chairman and to preside over the majority of the Board’s discussions in a way that focuses those discussions on key matters of strategic importance for the airline.

By creating an independent lead director role with specific authority, the Board is able to ensure objective evaluation of management decisions, company strategy and performance and to provide independent leadership for director and management succession planning and other governance issues.

The lead independent director’s responsibilities include:

•

presiding at all meetings where the board chairman is not present or where the board chairman could be perceived as having a conflict of interest, including but not limited to periodic meetings of independent directors;

•	approving the board meeting agendas and meeting schedules to ensure sufficient time for discussion, and approving information sent to board members;
•	leading the independent directors’ annual evaluation of the CEO;
•

conducting interviews of independent directors annually, including a discussion of each individual director’s self-assessment of his or her contribution prior to nomination for election at the annual meeting;

•

discussing any proposed changes to committee assignments with each affected director annually in advance of the Governance and Nominating Committee making committee membership recommendations to the Board;

•	being available for consultation and direct communication on appropriate matters if requested by a major stockholder; and
•

performing such other duties as may be described in the Company’s Corporate Governance Guidelines or by the Board, including serving as liaison between the chairman and independent directors and calling meetings of the independent directors or the full Board, if appropriate.

Notwithstanding the Board’s preference for combining the roles of chairman and CEO, the Board may separate the CEO and chairman roles from time to time, at its discretion, and has done so previously on a temporary basis in connection with the transition to a new CEO. In deciding whether to separate the roles, the Board considers, among other things, the experience and capacity of the sitting CEO, the rigor of independent director oversight of financial, operational and safety regulatory issues, the current climate of openness between management and the Board, and the existence of other checks and balances that help ensure independent thinking and decision making by directors.

Executive Sessions and Lead Independent Director

The Board holds executive sessions of independent directors quarterly, as provided in the Company’s Corporate Governance Guidelines. The lead independent director presides over these executive sessions. Each Committee also holds an executive session of independent directors quarterly (presided over in each case by the respective committee chair) and includes key management personnel on an individual basis in order to ensure full transparency and risk oversight.

Risk Oversight

Air Group has adopted an enterprise-wide risk analysis and oversight program. This program is designed to:

•	identify the various risks faced by the organization,
•	assign responsibility for managing those risks to individual management executives who report directly to the applicable committee, and
•	align those management assignments with appropriate board-level oversight.

The structure and reporting relationships and key areas of responsibility are shown below:

Board of Directors

Audit Committee
Responsible for Risk Oversight Program

Air Group Risk Matrix

	Audit Committee		Innovation Committee	Compensation & Leadership Development Committee	Safety Committee	Governance & Nominating Committee

	Oversees Enterprise Risk		Oversees Strategy Execution Risk	Oversees Executive Compensation Risk	Oversees Safety Related Risk	Oversees Board & Governance Risk

Independent Accountant	Audit Executive	Chief Ethics & Compliance Officer	Commercial Officer	Independent Consultant	Vice President Safety	Corporate Secretary
• Review internal controls & procedures • Review SEC filings • Provide audit services for annual report	• Day to day design & implementation of program • Identifies risk issues for year ahead • Reports quarterly & reviews program annually	• Corporate compliance program • Code of Conduct & Ethics • Corporate investigation program	• Discuss and advise on risk tolerance for adopting emerging or disruptive technology • Monitors overall risk-based strategy and approach	• Periodic review and assessment of executive compensation program • Periodic review of CEO development and succession plan	• Monitor and review to reduce risk of security and safety incidents • Periodic review of health, safety and environmental policies and practices	• Annual review and assessment of board & governance practices

As shown above, responsibility for identified risks has been assigned to appropriate executives, and assignments have been aligned for appropriate board oversight. Responsibility for managing these risks includes strategies related to both mitigation (acceptance and management) and transfer (insurance).

The risk matrix is approved annually by the Audit Committee and regularly reviewed by the Board.  The Audit Committee also receives quarterly updates regarding the program and an annual in-person review of the program’s status by the audit executive. Under the program, the Audit Committee also works with the audit executive and members of the management executive committee to annually identify the most pressing risk issues for the next year. This subset of the risk matrix is then used as a framework for periodic reports by the designated management executive to the appropriate board entity for heightened oversight. Furthermore, these areas of emphasis regarding risk are specifically reviewed and discussed with executive management annually and are incorporated into the development of the Company’s strategic objectives for the coming year.

The Company believes that its leadership structure, discussed in detail in the Board Leadership section in this Proxy Statement, supports the risk oversight function of the Board for the same reasons that it believes the leadership structure is most effective for the Company, namely that, while facilitating open discussion and communication from independent members of the Board, it ensures that strategic discussions are led by an individual with a deep understanding of the highly technical and complex nature of the airline business.

Code of Conduct and Ethics

The Company has adopted the Code of Conduct and Ethics, which applies to all company employees, including its CEO, CFO, principal accounting officer and persons performing similar functions, and its Board of Directors. The Code of Conduct and Ethics may be found on the Company’s website at www.alaskaair.com under About Alaska/Investor Relations. Information on the Company’s website, however, does not form a part of this Proxy Statement. The Company discloses on the Company’s website any amendments (other than technical, administrative or non-substantive amendments) to, and any waivers from, a provision of the Code of Conduct and Ethics for directors or executive officers.

Prohibition of Speculative Transactions in Company Securities

The Company’s insider trading policy prohibits the Company’s directors and executive officers, including the Named Executive Officers, as well as employees in the positions of managing director or above and certain other employees, from engaging in certain speculative transactions in the Company’s securities, including short-term trading, short sales, publicly traded options (such as puts, calls or other derivative securities), margin accounts, pledges of Company securities and certain forms of hedging or monetization transactions such as zero-cost collars and forward sale contracts.

Environmental and Social Highlights

One of the Company’s core values, “Do the right thing” – for employees, communities, and the environment – helps the Company achieve its strategic goals, including employee engagement, high guest satisfaction and loyalty, and operational efficiency, all of which contribute to a successful bottom line, and in turn increase stockholder value.

Environmental and social highlights from 2019 include:

•	Ranked as the top U.S. airline in the Dow Jones Sustainability Index (DJSI) for the third consecutive year, receiving top scores for “efficiency” and “reliability.”
•

Maintained one of the industry’s most fuel-efficient fleets and continued to assess and take action on more electronic ground servicing vehicles at airports where we serve – both are initiatives to reduce Alaska’s GHG emissions intensity.

•

Continued our leading in-flight recycling program and having reduced waste to landfill by over 15,000 tons over the past decade.  Alaska was also the first airline to “go strawless,” removing 22 million single-use plastic straws and stir sticks from in-flight and ground use and replacing them with sustainable alternatives in order to reduce waste and improve ocean health.

•

Launched #FillBeforeYouFly campaign encouraging guests to bring their own prefilled water bottles onboard and partnered with the Bonneville Environmental Foundation to plant a tree for every guest that does so.

•

Donated over $15.3 million in-kind and cash and contributed more than 41,000 volunteer hours to support nonprofits in our local communities, focusing on youth and education, medical (research/transportation) and community outreach.

•	Ranked among Forbes’ 2019 “America’s Best Employers” for the fifth year in a row.
•	Received a score of 90% for workplace equality on the 2019 Corporate Equality Index.
•	Reached more than 107,286 youth and members of the workforce since 2014 with educational initiatives to enhance opportunity and expand career choices.

Additional information on the Company’s environmental, social and sustainability initiatives may be found in the Company’s Sustainability Report accessible online at www.flysustainably.com.  Information on the Company’s website, however, does not form a part of this Proxy Statement.

Political Contributions and Engagement

Public policy affects our ability to achieve Company goals, meet customer needs and provide stockholder value. As such, the Company believes it is important to engage in public policymaking processes at the federal, state and local levels, which includes making political contributions where appropriate and permitted by law.

The Company is committed to adhering to the highest standards of ethics in engaging in activities that seek to advocate legislative positions that support our business and operations.  To ensure contributions are made in a manner consistent with the Company’s goals and stockholder’s interest, the Company has adopted a Policy on Political Contributions and Engagement.  This policy outlines the implementation responsibilities for management and the oversight processes of the Governance and Nominating Committee.

To view this policy in more detail, please visit www.alaskaair.com under About Alaska/Investor Relations then select Governance/Governance Documents.

Stockholder Communications

Any stockholder or interested party who wishes to communicate with the Board or any specific director, including the lead independent director (who presides over executive sessions of the independent directors) or with the independent directors as a group, may write to:

Board of Directors

Alaska Air Group, Inc.

PO Box 68947

Seattle, WA 98168

Depending on the subject matter, management will:

•

forward the communication to the director or directors to whom it is addressed or the applicable director with oversight of the topic (for example, if the communication received deals with questions, concerns or complaints regarding accounting, internal accounting controls and auditing matters, it will be forwarded by management to the chair of the Audit Committee for review); or

•

attempt to handle the inquiry directly (for example, where it is a request for information about the Company’s operations or it is a stock-related matter that does not appear to require direct attention by the Board or any individual director); or

•	not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

At each meeting of the Governance and Nominating Committee, the Corporate Secretary or Assistant Corporate Secretary presents a summary of all communications received since the last meeting of the Governance and Nominating Committee and will make those communications available to any director on request.

The Board has also implemented a protocol for stockholder-director engagement that provides long-term holders of a significant percentage of the Company’s stock a process for communicating directly with the Board in person or by phone.  Investors may request information regarding engagement with stockholders by contacting the Assistant Corporate Secretary at (206) 392-5380 or by email to allie.wittenberger@alaskaair.com.

Each year, the Company reaches out to stockholders that have requested such engagement or that have demonstrated a long-term, significant investment in the Company.  In the past year, the Company sought feedback from stockholders representing approximately 47% of the Company’s common stock on relevant matters related to corporate governance and stockholder value and spoke with every stockholder who expressed an interest in engaging.  In addition, the Chairman, Lead Independent Director and Chair of the Governance and Nominating Committee met by telephone with three of the Company’s largest and longest-term stockholders, the only stockholders that had requested engagement pursuant to the protocol above, to discuss relevant matters directly.  The feedback from those discussions provided a framework for certain disclosures in this Proxy Statement.

Virtual Meeting Philosophy

The Company has held its annual meeting of stockholders as a virtual meeting via the Internet since 2016.  The Company also offers stockholders the option to ask questions live via telephone. The Board believes that holding the annual meeting of stockholders in a virtual format provides the opportunity for participation by a broader group of stockholders, while reducing the costs associated with planning, holding and arranging logistics for in-person meeting proceedings. This balance allows the meetings to remain focused on matters directly relevant to the interests of stockholders in a way that recognizes the value to stockholders of an efficient use of Company resources.

The Board intends that the virtual meeting format provide stockholders a level of transparency as close as possible to the traditional in-person meeting format and takes the following steps to ensure such an experience:

•	providing stockholders with the ability to submit appropriate questions in advance of the meeting to ensure thoughtful responses from management and the Board;
•	providing stockholders with the ability to submit appropriate questions real-time either via telephone or the meeting website, limiting questions to one per stockholder unless time otherwise permits;
•	answering as many questions submitted in accordance with the meeting rules of conduct as possible in the time allotted for the meeting without discrimination;
•	publishing all questions submitted in accordance with the meeting rules of conduct with answers following the meeting, including those not addressed directly during the meeting; and
•

offering separate engagement opportunities with stockholders on appropriate matters of governance or other relevant topics as outlined under the Stockholder Communications section in this Proxy Statement.

ELECTION OF DIRECTORS

Proposal 1:  Election of Directors to One-Year Terms

The Company’s Bylaws provide that directors shall serve a one-year term. Directors are elected to hold office until their successors are elected and qualified, or until resignation or removal in the manner provided in the Company’s Bylaws. Twelve directors are nominees for election this year and each has consented to serve a one-year term ending in 2021.  There are no family relationships among the directors and our executive officers.

Patricia M. Bedient, 66	Qualifications:

Former Executive Vice

President and CFO, The

Weyerhaeuser Company

Director of Alaska Air

Group since 2004

Lead Independent Director

Audit Committee

Governance and
Nominating Committee (Chair, effective May 2020)

•  Financial Expertise

•  Strategic Planning Experience

•  Public Accounting Experience

•  Mergers and Acquisitions Experience

Professional Highlights:

Ms. Bedient was executive vice president (until July 2016) for The Weyerhaeuser Company, a publicly traded company and one of the world’s largest integrated forest products companies.  She was the company’s CFO until February 2016.  A certified public accountant (CPA) since 1978, she served as managing partner of the Seattle office of Arthur Andersen LLP prior to joining Weyerhaeuser. Ms. Bedient also worked at Andersen’s Portland and Boise offices as a partner and as a CPA during her 27-year career with the firm. She is a member of the American Institute of CPAs and the Washington Society of CPAs.

Current Public Company Board Service:

•  Suncor Energy, Inc.

•  Park Hotels and Resorts

Current Non-Public Company Board Service:

•  Alaska Airlines and Horizon Air (subsidiaries of Alaska Air Group)

•  Overlake Hospital Medical Center Board of Trustees

•  Oregon State University Board of Trustees

•  University of Washington Foster School of Business Advisory Board

Education:

•  BS, Oregon State University

James A. Beer, 59	Qualifications:
CFO, Atlassian Corporation Director of Alaska Air Group since 2017 Innovation Committee (Chair) Safety Committee

•  Financial Expertise

•  Aviation Industry Expertise

•  Strategic Planning Experience

•  Technology Experience

Professional Highlights:

Mr. Beer joined Atlassian Corporation PLC, a publicly traded company, as its CFO in February 2018.  He was executive vice president and CFO for McKesson Corporation from 2013 to 2017, and CFO at Symantec Corp. from 2006 to 2013.  From 1991 to 2006, he held a number of management positions including CFO at AMR Corporation and American Airlines, AMR’s principal subsidiary.

Current Public Company Board Service:

•  ForeScout Technologies, Inc.

Current Non-Public Company Board Service:

•  Alaska Airlines and Horizon Air (subsidiaries of Alaska Air Group)

Education:

•  BS, Aeronautical Engineering, Imperial College, London University

•  MBA, Harvard Business School

Marion C. Blakey, 72	Qualifications:

Former President and CEO, Rolls-Royce North America Director of Alaska Air Group since 2010 Compensation and Leadership Development Committee (Chair) Safety Committee

Aviation industry expertise and extensive experience with airline industry government and trade organizations including:

•  Aerospace Industries Association

•  Federal Aviation Administration

•  National Transportation Safety Board

Professional Highlights:

Ms. Blakey was president and CEO of Rolls-Royce North America until June 30, 2018. From 2007 to 2015, she was president and CEO of Aerospace Industries Association, the nation’s largest aerospace and defense trade association.  Prior to that she served as the Administrator of the Federal Aviation Administration from 2002 to 2007 and as chair of the National Transportation Safety Board from 2001 to 2002.  She previously served on the President’s Export Council Subcommittee on Export Administration, the Washington Area Airports Task Force Advisory Board and the International Aviation Women’s Association Advisory Board.

Current Non-Public Company Board Service:

•  Alaska Airlines and Horizon Air (subsidiaries of Alaska Air Group)

•  Noblis Board of Trustees (a non-profit science, technology and strategy organization)

•  Smithsonian National Air and Space Museum

•  Radia Inc. Advisory Board

•  Aireon Advisory Board

•  Sunrise Transportation Advisory Board

•  WINGS Club Foundation

Education:

•  BA, Mary Washington College of the University of Virginia

Raymond L. Conner, 64	Qualifications:

Former Vice Chairman, The Boeing Company Director of Alaska Air Group since 2018 Compensation and Leadership Development Committee Safety Committee

•  Public Company CEO Experience

•  Strategic Planning Experience

•  Aviation Industry Experience

•  Community Leadership

Professional Highlights:

Mr. Conner is operating advisor to Clayton, Dubilier & Rice (a private investment firm) since September 2018.  He is the former vice chairman of The Boeing Company.  Prior to his appointment to vice chairman in 2013, Mr. Conner served in a number of positions with Boeing Commercial Airplanes since 1977, including a variety of roles within the sales, finance and materiel divisions.  Most recently, he served as vice president and general manager of the 777 program (2001-2003), vice president of sales for the Americas (2003 to 2007), vice president and general manager of supply chain management and operations (2008 – 2011), vice president sales, marketing and commercial aviation services (2012), and president and CEO (2013-2017).

Current Public Company Board Service:

•  Adient

Current Non-Public Company Board Service:

•  Alaska Airlines and Horizon Air (subsidiaries of Alaska Air Group)

•  Board of Trustees Central Washington University

Education:

•  BS, Central Washington University

•  MBA, University of Puget Sound

Dhiren R. Fonseca, 55	Qualifications:

Partner, Certares LP Director of Alaska Air Group since 2014 Audit Committee Innovation Committee

•  Technology/IT/Digital Expertise

•  Business Development Experience

•  Financial Experience

Professional Highlights:

Prior to joining Certares LP as a partner in December 2014, Mr. Fonseca was chief commercial officer at Expedia, Inc., where he served for more than 18 years. He contributed greatly to the online travel company’s growth and success, serving in a host of key roles including co-president of its global partner services group and senior vice president of corporate development. Mr. Fonseca helped found Expedia.com as part of the management team at Microsoft Corporation that brought the online travel company to life in 1995 and subsequently took it public in 1999. Before Expedia, he held multiple roles in product management and corporate technical sales at Microsoft Corporation.

Current Non-Public Company Board Service:

•  Alaska Airlines and Horizon Air (subsidiaries of Alaska Air Group)

•  RentPath, Inc.

•  Rackspace, Inc.

•  Diamond Resorts

Kathleen T. Hogan, 54	Qualifications:

Chief People Officer and Executive Vice President of Human Resources, Microsoft Director of Alaska Air Group since August 2019 Compensation and Leadership Development Committee

•  Leadership Development and Culture Expertise

•  Technology Experience

Professional Highlights:

Ms. Hogan is chief people officer executive vice president of human resources for Microsoft Corporation (technology), a publicly traded company.  She previously served as corporate vice president of Microsoft Services.  Prior to joining Microsoft in 2003, Ms. Hogan was a partner at McKinsey & Co. and a development manager at Oracle Corp.  She previously led the finance committee for the Puget Sound affiliate of Susan G. Komen for the Cure.

Current Non-Public Company Board Service:

•  Alaska Airlines and Horizon Air (subsidiaries of Alaska Air Group)

•  National Center for Women & Information Technology

Education:

•  BS, Harvard University

•  MBA, Stanford University Graduate School of Business

Susan J. Li, 34	Qualifications:

Vice President Finance, Facebook, Inc. Director of Alaska Air Group since 2018 Audit Committee Innovation Committee

•  Financial Expertise

•  Strategic Planning Experience

•  Technology/IT/Digital Experience

Professional Highlights:

Ms. Li currently serves as a vice president of finance at Facebook, Inc., where she leads the finance, business planning and treasury organizations.  Since joining Facebook in 2008, Ms. Li has served in a number of finance positions, including director of finance from 2013 to 2016, leading teams focused on business operations and financial planning and analysis.  Prior to Facebook, she was an investment banking analyst at Morgan Stanley.

Current Non-Public Company Board Service:

•  Alaska Airlines and Horizon Air (subsidiaries of Alaska Air Group)

Education:

•  BA and BS, Stanford University

Benito Minicucci, 54	Qualifications:

President, Alaska Airlines, Inc. Director Nominee

•  Airline Operations Expertise

•  Mergers and Acquisitions Experience

Professional Highlights:

Mr. Minicucci has been president of Alaska Airlines since May 2016.  He served as chief operating officer from December 2008 until November 2019.  Mr. Minicucci also served as chief executive officer of Virgin America Inc. from December 2016 to July 2018. Prior to this, he held various executive positions at Alaska, including executive vice president of operations, vice president of Seattle operations, and staff vice president of maintenance and engineering.  Before joining Alaska, Mr. Minicucci had a variety of roles at Air Canada and served in the Canadian Armed Forces for 14 years prior to joining the private aviation sector. Mr. Minicucci served on the board of PG&E Corporation (an energy-based holding company) from July 2018 to April 2019.

Current Non-Public Company Board Service:

•  Silicon Valley Leadership Group

•  University of Washington Michael G. Foster School of Business, Center for Leadership and Strategic Thinking

Education:

•  BS and MS, Royal Military College of Canada

•  Advanced Management Program, Harvard Business School

Helvi K. Sandvik, 62	Qualifications:

President, Kidways LLC Director of Alaska Air Group since 2013 Safety Committee (Chair)

•  30+ Years of Private and Public Sector Senior Executive Management and Board Experience

•  Intimate Knowledge of the Native Culture and Transportation Requirements in the State of Alaska

•  Community Leadership Experience

Professional Highlights:

Ms. Sandvik is president of Kidways LLC (business management consulting). From 1999 to 2016, Ms. Sandvik was president of NANA Development Corporation (NDC), a diversified business engaged in government contracting, oilfield and mining support, professional management services, and engineering and construction.  During this time, she oversaw the growth of the NDC from an oil field support services company with revenues of $50 million into a diverse, multi-sector, global enterprise with revenues of $1.5 billion.  Prior to that, Ms. Sandvik served in a variety of leadership roles within the Alaska Department of Transportation and Public Facilities, including director of statewide aviation and deputy commissioner, as well as a variety of public and non-profit leadership roles.

Current Non-Public Company Board Service:
• Alaska Airlines and Horizon Air (subsidiaries of Alaska Air Group) • HDR, Inc. • National Center for American Indian Enterprise Development

Education: • BA, Kalamazoo College • MBA, University of Alaska Fairbanks

J. Kenneth Thompson, 68	Qualifications:

President and CEO, Pacific Star Energy LLC Director of Alaska Air Group since 1999 Compensation and Leadership Development Committee Governance and Nominating Committee (effective May 2020)

•  Business Leadership Expertise

•  Experience with Strategic Planning, Engineering, Operations, Technology and Research, and Safety/Environmental/Regulatory Issues

•  Community Leadership Experience

Professional Highlights:

Since 2000, Mr. Thompson has been a co-owner and president and CEO of Pacific Star Energy LLC, a firm that is a passive owner of oil lease royalties in Alaska.  He served from 2004 to 2012 as Managing Director of Alaska Venture Capital Group LLC, a private oil and gas exploration firm in which Pacific Star Energy LLC owns an interest.  Mr. Thompson chairs the environmental, health, safety and social responsibility committee and serves on the governance and nominating committee of Coeur Mining Corporation, serves on the strategy planning and enterprise risk committee and chairs the compensation committee at Tetra Tech, Inc., and serves on the compensation committee, chairs the governance and nominating committee, and the hydrocarbon reserves committee, as well as serving as non-executive chairman of the board of Pioneer Natural Resources Company.  He is also a member and chair of CDF Capital, a non-profit organization.  In 2019, Mr. Thompson was selected as one of the 100  most influential corporate directors by the National Association of Corporate Directors (NACD).

Current Public Company Board Service:

•  Pioneer Natural Resources Company (Non-Executive Chairman)

•  Tetra Tech, Inc.

•  Coeur Mining Corporation

Current Non-Public Company Board Service:

•  Alaska Airlines and Horizon Air (subsidiaries of Alaska Air Group)

Education:

•  BS, Missouri University of Science and Technology

Bradley D. Tilden, 59	Qualifications:

Chairman, President and CEO, Alaska Air Group, Inc. Chairman and CEO, Alaska Airlines, Inc. Chairman, Horizon Air Industries, Inc. Director of Alaska Air Group since 2010

•  Deep Airline Experience

•  Strategic Planning Experience

•  Financial Expertise

•  Public Company CEO Experience

•  Community Leadership

Professional Highlights:

Mr. Tilden has been chairman of Alaska Air Group, Alaska Airlines and Horizon Air since January 2014. He served as president of Alaska Airlines from December 2008 to May 2016. In May 2012, Mr. Tilden was named president and CEO of Alaska Air Group and CEO of Alaska Airlines, and he was CEO of Horizon Air from May 2012 to May 2016. He served as executive vice president of finance and planning from 2002 to 2008 and as CFO from 2000 to 2008 for Alaska Airlines and Alaska Air Group. Prior to 2000, he was vice president of finance at Alaska Airlines and Alaska Air Group.

Current Public Company Board Service:

•  Nordstrom, Inc.

Current Non-Public Company Board Service:

•  Alaska Airlines and Horizon Air (subsidiaries of Alaska Air Group)

•  Airlines for America

•  Boy Scouts of America

•  Washington Roundtable

Education:

•  BA, Pacific Lutheran University

•  MBA, University of Washington

Eric K. Yeaman, 52	Qualifications:

Founder and Managing Partner, Hoku Capital LLC Director of Alaska Air Group since 2012 Audit Committee (Chair) Governance and Nominating Committee

•  Financial Expertise

•  Public Company CEO Experience

•  Intimate Knowledge of the Culture and Transportation Needs of Hawaii

Professional Highlights:

Mr. Yeaman is currently the founder and managing partner of Hoku Capital LLC, a strategic advisory services and investment firm located in Honolulu, HI.  He was president and COO of First Hawaiian Bank, a wholly owned subsidiary of First Hawaiian Inc., from June 2015 to August 2019.  From 2008 to 2015, he was president and CEO of Hawaiian Telcom, a telecommunications and technology company serving the state of Hawaii.  Prior to that, he was senior executive vice president and COO of Hawaiian Electric Company, Inc. (HECO). Mr. Yeaman joined Hawaiian Electric Industries, Inc. (HEI), HECO’s parent company, in 2003 as financial vice president, treasurer and CFO. Prior to joining HEI, Mr. Yeaman held the positions of chief operating and financial officer for Kamehameha Schools from 2000 to 2003. He began his career at Arthur Andersen LLP in 1989.

Current Public Company Board Service:

•  Alexander & Baldwin, Inc.

Current Non-Public Company Board Service:

•  Alaska Airlines and Horizon Air (subsidiaries of Alaska Air Group)

•  The Harold K.L. Castle Foundation

•  Hawaii Asia Pacific Association

Education:

• BA, University of Hawaii at Manoa

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE

ELECTION OF THE 12 DIRECTOR NOMINEES NAMED ABOVE.

Structure of the Board of Directors

In accordance with the Delaware General Corporation Law and the Company’s Certificate of Incorporation and Bylaws, the Company’s business affairs are managed under the direction of the Board of Directors. Directors meet their responsibilities by, among other things, participating in meetings of the Board and board committees on which they serve, discussing matters with the chairman and CEO and other executives, reviewing materials provided to them, and visiting the Company’s facilities.

Pursuant to the Bylaws, the Board of Directors has established five standing committees, which are the Audit Committee, the Compensation and Leadership Development Committee, the Governance and Nominating Committee, the Safety Committee and the Innovation Committee. Only independent directors serve on these committees. The Board has adopted a written charter for each committee, which they review annually and update as necessary. These charters are posted on and can be accessed at www.alaskaair.com under About Alaska/Investor Relations.

The table below shows the current members and chairs of the standing board committees.

Board Committee Memberships

	Audit Committee	Compensation and Leadership Development Committee	Governance and Nominating Committee	Safety Committee	Innovation Committee

Patricia M. Bedient (1)	●		Chair
James A. Beer (2)(3)				●	Chair
Marion C. Blakey		Chair		●
Raymond L. Conner		●		●
Dhiren R. Fonseca (3)	●				●
Kathleen T. Hogan		●
Susan J. Li (3)	●				●
Helvi K. Sandvik				Chair
J. Kenneth Thompson (4)		●	●
Eric K. Yeaman	Chair		●

(1)	In March 2020, Ms. Bedient was appointed chair of the Governance and Nominating Committee effective May 7, 2020.
(2)	Mr. Beer served on the Compensation and Leadership Development Committee until January 2020..
(3)	Mr. Beer, Mr. Fonseca and Ms. Li were appointed to the newly created Innovation Committee in November 2019.
(4)	Mr. Thompson served on the Safety Committee until March 2020, at which time he was appointed to the Governance and Nominating Committee effective May 7, 2020.

Board Committee Functions

The principal functions of the standing board committees, pursuant to their respective charters, are as follows:

Audit Committee

•  With regard to matters pertaining to the independent registered public accountants:

o  appoint them, approve their compensation and oversee their work;

o  review at least annually a written statement regarding their internal quality-control procedures, any material issues raised by their internal quality-control review, and all relationships between the independent accountants and the Company;

o  maintain ongoing discussions as to their independence;

o  pre-approve all auditing and non-auditing services they are to perform;

o  review annual audited and quarterly financial statements with management and the independent registered public accountants;

o  receive and review communications required from the independent registered public accountants under applicable rules and standards; and

o  establish clear hiring policies for employees and former employees of the independent registered public accountants..

•  With regard to matters pertaining to the internal auditors:

o  review and approve the annual internal audit plan;

o  review the results of internal audit activities;

o  review the structure and resources of the internal audit team; and

o  review and approve any changes to the internal audit charter.

•  With regard to matters pertaining to controls:

o  discuss with management policies and practices with respect to risk assessment and risk management, including the process by which the Company undertakes risk assessment and enterprise risk management;

o  review with management major financial risk exposure and adequacy and effectiveness of associated internal controls;

o  review procedures with respect to appropriateness of significant accounting policies and the adequacy of financial controls;

o  discuss with management, as appropriate, earnings releases and any information provided to analysts and ratings agencies;

o  develop, monitor and reassess from time to time a corporate compliance program, including a code of conduct and ethics policy, decide on requested changes to or waivers of such program and code relating to officers and directors, and establish procedures for confidential treatment of complaints concerning accounting, internal controls or auditing matters;

o  review any changes to the corporate compliance program charter; and

o  obtain and review at least quarterly a statement from the CEO, CFO and disclosure committee members disclosing any significant deficiencies in internal controls and any fraud that involves management or other employees with significant roles in internal controls.

•  Annually review and reassess the adequacy of the Audit Committee’s charter and its performance.

Compensation and Leadership Development Committee

•  With regard to executive and director compensation:

o  recommend for approval by the Board changes in compensation and insurance for the Company’s and its subsidiaries’ nonemployee directors;

o  set, review and approve compensation of the CEO and other elected officers of the Company and its subsidiaries; and

o  establish the process for reviewing and approving corporate goals relevant to CEO compensation and for evaluating CEO performance in light of those goals.

•  Set annual goals under the broad-based Performance-Based Pay Plan and Operational Performance Rewards Plan and administer the plans.

•  Grant stock awards and stock options to elected officers.

•  Administer and review the supplementary retirement plans for elected officers and the equity-based incentive plans.

•  Make recommendations to the Board regarding other executive compensation issues, including modification or adoption of plans.

•  Fulfill ERISA fiduciary and non-fiduciary functions for tax-qualified retirement plans by monitoring management benefit committees and approving the membership of those committees, and the extension of plan participation to employees of subsidiaries.

•  Approve the terms of employment and severance agreements with elected officers and the form of change-of-control agreements.

•  Ensure a framework, process and policies are in place for CEO and executive succession, including standards for assessment, and the periodic review of CEO and other management development and succession plans.

•  Administer and make recommendations to the Board of Directors with respect to the Company’s equity and other long-term incentive equity plans.

•  Administer, review and modify the Company’s policy regarding recoupment of certain compensation payments.

•  Produce the report on executive compensation required for the annual proxy statement.

•  Annually review and reassess the adequacy of the Committee’s charter and its performance.

Governance and Nominating Committee

•  Develop, monitor and reassess from time to time the Corporate Governance Guidelines.

•  Evaluate the size and composition of the Board.

•  Develop criteria for board membership.

•  Evaluate the independence of existing and prospective members of the Board.

•  Seek and evaluate qualified candidates for election to the Board.

•  Evaluate the nature, structure and composition of other board committees.

•  Take steps it deems necessary or appropriate with respect to annual assessments of the performance of the Board and each board committee, including itself.

•  Annually review and reassess the adequacy of the Governance and Nominating Committee’s charter and its performance.

Safety Committee

•  Monitor management’s efforts to ensure the safety of passengers and employees of the Company and its subsidiaries.

•  Monitor and assist management in creating a uniform safety culture that achieves the highest possible industry performance measures.

•  Review management’s efforts to ensure aviation security and reduce the risk of security incidents.

•  Oversee Alaska’s and Horizon’s internal evaluation programs which audit safety-related risks.

•  Periodically review with management and outside experts all aspects of airline safety.

•  Evaluate the Company’s health, safety and environmental policies and practices and applicable federal and state standards.

•  Annually review and reassess the adequacy of the Committee’s charter and its performance.

Innovation Committee

•  Review and advise on the Company’s strategy and approach to innovation, including how such innovation improves revenue, guest and employee experiences.

•  Ensure the Company applies an appropriate risk-based methodology in defining the innovation strategy and where investments are made.

•  Discuss and advise on the Company’s risk tolerance for adopting emerging or disruptive technology to ensure there is commercial viability.

•  Review allocation of resources – both financial and human capital – for innovation and to ensure resources are adequate to execute the strategy.

•  Review results from the measurement and tracking systems designed to monitor progress towards achieving the innovation strategy.

•  Discuss and advise on methods to foster a culture of innovation across the Company.

•  Review and discuss technology trends that could significantly affect the Company and the business in which it operates including whether investments in technology partners is required to assist in delivering the Company’s strategy.

•  Annually review and reassess the adequacy of the Committee’s charter and its performance.

Board and Committee Meetings

In 2019, the Board of Directors held five meetings. The standing board committees held the following number of meetings in 2019:

Audit Committee - 4

Compensation and Leadership Development Committee - 6

Governance and Nominating Committee - 4

Safety Committee - 4

Each director attended at least 75% of all board and applicable committee meetings during 2019. Each director is expected to attend the Company’s Annual Meeting of Stockholders. Last year, all directors attended the annual stockholders meeting.

Director Independence

The Board of Directors of the Company has determined that all the directors, except Mr. Tilden and Mr. Minicucci (who is a director nominee), and including each member of the Audit Committee, Compensation and Leadership Development Committee, and Governance and Nominating Committee, are independent under the NYSE listing standards and the Company’s independent director standards that are set forth in the Company’s Corporate Governance Guidelines. The Corporate Governance Guidelines are available on the Company’s website at www.alaskaair.com under About Alaska/Investor Relations.  In making its determination, the Board considered the contributions made by the Company to charitable organizations with which any of its directors are affiliated. In this regard, the Board considered the value of charitable contributions made by the Company to an organization with which Ms. Bedient is affiliated in a non-fiduciary capacity as a member of its advisory board. After consideration of these matters and in accordance with the Board’s independent director criteria, the Board affirmatively determined that the matters did not represent material relationships with the Company because the amounts of the contributions were immaterial with respect to the Company’s and the outside organization’s annual revenues.

Each member of the Company’s Audit Committee meets the additional independence, financial literacy and experience requirements contained in the corporate governance listing standards of the NYSE relating to audit committees or as required by the SEC. The Board has determined that Ms. Bedient and Mr. Yeaman are audit committee financial experts as defined in SEC rules.

The independence standards for members of the Compensation and Leadership Development Committee provide that, in addition to the foregoing standards that apply to directors generally, the Board must consider all factors specifically relevant to determining whether a director has a relationship to the Company that is material to that director’s ability to be independent from management in connection with the duties of a member of the Compensation and Leadership Development Committee, including the source of compensation of such director and whether such director is affiliated with the Company or any of its subsidiaries or affiliates.

Specifically, the Board has determined that independent directors must have no material relationship with the Company, based on all material facts and circumstances. At a minimum, an independent director must meet each of the standards listed below.

1.	The director, within the last three years, has not been employed by and has no immediate family member that has been an executive officer of the Company.

2.

Neither the director nor any immediate family member has, in any 12-month period during the last three years, received more than $120,000 in direct compensation from the Company other than compensation for director or committee service and pension or other deferred compensation for prior service.

3.

Neither the director nor any immediate family member is a current partner of the Company’s independent accountant’s firm, the director is not a current employee of the independent accountant’s firm, no immediate family member is a current employee of the independent accountant’s firm working in its audit, assurance or tax compliance practice, and neither the director nor any immediate family member was an employee or partner of the independent accountant’s firm within the last three years and worked on the Company’s audit within that time.

4.

Neither the director nor any immediate family member has, within the last three years, been part of an interlocking directorate. This means that no executive officer of the Company served on the compensation committee of a company that employed the director or an immediate family member.

5.

The director is not currently an employee of and no immediate family member is an executive officer of another company that represented at least 2% or $1 million, whichever is greater, of the Company’s gross revenues, or of which the Company represented at least 2% or $1 million, whichever is greater, of such other company’s gross revenues in any of the last three fiscal years. Charitable contributions are excluded from this calculation.

For the purposes of these standards, “Company” includes all Alaska Air Group subsidiaries and other affiliates. “Immediate family member” includes the director’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and anyone sharing the director’s home. The independence standards for the members of the Audit Committee provide that, in addition to the foregoing standards, they may not receive any compensation other than director’s fees for board and audit committee service and permitted retirement pay, or be an “affiliate” of the Company apart from their capacity as a member of the Board as defined by applicable SEC rules.

Director Nomination Policy

Identification of Candidates

1.	Internal Process for Identifying Candidates

The Governance and Nominating Committee (referred to in this section as the Nominating Committee) has two primary methods for identifying candidates (other than those proposed by the Company’s stockholders, as discussed below):

•

On a periodic basis, by soliciting ideas for possible candidates from a number of sources including, but not limited to, members of the Board, senior-level Company executives, individuals personally known to the members of the Board, and research.

•

From time to time, using its authority under its charter to retain at the Company’s expense one or more search firms to identify candidates (and to approve any such firms’ fees and other retention terms). If the Nominating Committee retains one or more search firms, those firms may be asked to identify possible candidates who meet the minimum and desired qualifications established by the Nominating Committee and to undertake such other duties as the Nominating Committee may direct.

This process has routinely resulted in the identification of candidates with diverse qualifications, backgrounds, geography, ethnicity, gender and age who have been re-elected by the majority of stockholders each year.

2.	Candidates Proposed by Stockholders

Stockholders who meet the qualifications outlined below may nominate up to two director candidates for inclusion in the Company’s proxy statement (see Proxy Access Right of Stockholders below). Stockholders who do not meet those qualifications or do not wish to have their director nominees included in the Company’s proxy materials may nominate director candidates and file their own proxy statement to solicit proxies for the election of their director nominees at an annual meeting if they comply with the requirements outlined in the Company’s Bylaws and as generally described below under General Nomination Right of All Stockholders.

For more information, see How can I submit a proposal for next year’s annual meeting? in the Questions and Answers section of this Proxy Statement including the deadlines applicable to the submission of director nominations for next year’s annual meeting of stockholders.

Stockholders who wish to propose director candidates for board consideration may do so according to the process outlined in this section under Consideration of Director Candidates Recommended by Stockholders.

The Corporate Secretary will send a copy of the Company’s Bylaws to any interested stockholder upon request. The Company’s Bylaws are also available on the Company’s website at www.alaskaair.com under About Alaska/Investor Relations.

a.	Proxy Access Right of Stockholders

In December 2015, the Board amended the Company’s Bylaws to provide a “proxy access” right to stockholders.  The Company’s proxy access bylaw is consistent with the prevailing market practice and satisfies the majority of stockholders. Under this proxy access right, a stockholder or a group of up to 20 stockholders owning at least 3% of the Company’s shares continuously for three years may nominate directors constituting up to 20% of the Board, or two nominees, whichever is greater, for election as a director of the Company at an annual meeting of stockholders and inclusion in the Company’s proxy materials.  This right is subject to certain conditions, including complying with the notice, information and consent provisions contained in Article II, Section 10 of the Company’s Bylaws.  The provisions generally require that written notice of a stockholder’s nomination of one or more persons for election to the Board and inclusion in the Company’s proxy materials be received by the Corporate Secretary of the Company no later than the close of business on the 120th day, and no earlier than the close of business on the 150th day, prior to the first anniversary of the date the Company’s proxy statement was released to stockholders for the previous year’s annual meeting.  Other specifics regarding the foregoing proxy access right, including the required content of the notice and certain other eligibility and procedural requirements, are set forth in Article II, Section 10 of the Company’s Bylaws.

b.	General Nomination Right of All Stockholders

Any stockholder of the Company may nominate one or more persons for election as a director of the Company at an annual meeting of stockholders if the stockholder complies with the notice, information and consent provisions contained in Article II, Section 9 of the Company’s Bylaws. The provisions generally require that written notice of a stockholder’s intent to make a nomination for the election of directors be received by the Corporate Secretary of the Company no later than the close of business on the 90th day, and no earlier than the close of business on the 120th day, prior to the first anniversary of the prior year’s annual meeting. The written notice submitted by a stockholder must also satisfy the additional informational requirements set forth in Article II, Section 9 of the Bylaws

c.	Consideration of Director Candidates Recommended by Stockholders

The Nominating Committee will evaluate candidates recommended by a single stockholder, or group of stockholders, that have beneficially owned more than 5% of the Company’s outstanding common stock for at least one year and that satisfies the notice, information and consent provisions set forth below (such individual or group is referred to as the Qualified Stockholder).

The Nominating Committee will evaluate candidates recommended by Qualified Stockholders in accordance with the procedures described below.

Qualified Stockholders may propose a candidate for evaluation by the Nominating Committee by delivering a written notice to the Nominating Committee satisfying each of the requirements described below (the Notice). The Notice must be received by the Nominating Committee not less than 120 calendar days before the anniversary of the date that the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting.  No such notice was received in connection with the 2020 Annual Meeting.

Any candidate recommended by a Qualified Stockholder must be independent of the Qualified Stockholder in all respects (i.e., free of any material relationship of a personal, professional, financial or business nature from the nominating stockholder), as determined by the Nominating Committee or by applicable law. Any candidate submitted by a Qualified Stockholder must also meet the definition of an “independent director” under applicable NYSE rules. The Notice shall also contain or be accompanied by the information or documentation described below.

o

Proof of stock ownership (including the required holding period) of the stockholder or group of stockholders is required. The Nominating Committee may determine whether the required stock ownership condition has been satisfied for any stockholder that is the stockholder of record. Any stockholder that is not the stockholder of record must submit such evidence as the Nominating Committee deems reasonable to evidence the required ownership percentage and holding period.

o

A written statement that the stockholder intends to continue to own the required percentage of shares through the date of the annual meeting with respect to which the candidate is nominated is required.

o	The name or names of each stockholder submitting the proposal, the name of the candidate, and the written consent of each such stockholder and the candidate to be publicly identified is required.
o

Regarding the candidate, such person’s name, age, business and residence address, principal occupation or employment, number of shares of the Company’s stock beneficially owned, if any, a written resume or curriculum vitae of personal and professional experiences, and all other information relating to the candidate that would be required to be disclosed in a proxy statement or other filings required in connection with the solicitation of proxies for election of directors pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder (the “Exchange Act”) shall be provided.

o

Regarding the candidate, information, documents or affidavits demonstrating to what extent the candidate meets the required minimum criteria, and the desirable qualities or skills established by the Nominating Committee shall be provided. The Notice must also include a written statement that the stockholder submitting the proposal and the candidate will make available to the Committee all information reasonably requested in furtherance of the Nominating Committee’s evaluation of the candidate.

o

Regarding the stockholder submitting the proposal, the person’s business address and contact information and any other information that would be required to be disclosed in a proxy statement or other filings required in connection with the solicitation of proxies for election of directors pursuant to Section 14(a) of the Exchange Act is required.

o	The signature of each candidate and of each stockholder submitting the proposal is required.

The Notice shall be delivered in writing by registered or certified first-class mail, postage prepaid, to the following address:

Board of Directors

Alaska Air Group, Inc.

PO Box 68947

Seattle, WA 98168

The Corporate Secretary will promptly forward the Notice to the Lead Independent Director and to the Chair of the Nominating Committee.

If, based on the Committee’s initial screening of a candidate recommended by a Qualified Stockholder, a candidate continues to be of interest to the Nominating Committee, the Chair of the Committee will request that the CEO interview the candidate, and the candidate will be interviewed by one or more of the other Committee members. If the results of these interviews are favorable, the candidate recommended by a Qualified Stockholder will be evaluated as set forth below. Except as may be required by applicable law, rule or regulation, the Nominating Committee will have no obligation to discuss the outcome of the evaluation process or the reasons for the Nominating Committee’s recommendations with any Qualified Stockholder who made a proposal.

The Nominating Committee’s policy on the evaluation of candidates recommended by stockholders who are not Qualified Stockholders is to evaluate such recommendations, and establish procedures for such evaluations, on a case-by-case basis. This policy allows the Nominating Committee to devote an appropriate amount of its own and the Company’s resources to each such recommendation, depending on the nature of the recommendation itself and any supporting materials provided. All candidates (whether identified internally or by a stockholder) who, after evaluation, are then recommended by the Nominating Committee and approved by the Board, will be included in the Company’s recommended slate of director nominees in its proxy statement.

Evaluation of Candidates

As to each recommended candidate that the Nominating Committee believes merits consideration, the Nominating Committee will cause to be assembled information concerning the background, qualifications and appropriate references of the candidate, including information concerning the candidate required to be disclosed in the Company’s proxy statement under the rules of the SEC and any relationship between the candidate and the person or persons recommending the candidate. The Nominating Committee will then (i) determine if the candidate satisfies the qualifications set forth under Policy on Minimum Qualifications for All Directors below; (ii) conduct interviews with the candidate as it deems necessary and appropriate; and (iii) consider the contribution that the candidate can be expected to make to the overall functioning of the Board. The Nominating Committee will then meet to consider and finalize its list of recommended candidates for the Board’s consideration.

The Nominating Committee will consider incumbent candidates based on the same criteria used for candidates recommended by Qualified Stockholders, provided that incumbents will also be considered on the basis of the Nominating Committee’s annual evaluations of the effectiveness of the Board, its committees and their members.

Policy on Minimum Qualifications for All Directors

While there is no formal list of qualifications, the Nominating Committee considers, among other things, the prospective nominee’s relevant experience, intelligence, independence, commitment, ability to work with the CEO and within the Board culture, prominence, diversity, and age. The Nominating Committee may also consider a nominee’s CEO experience, senior-level international experience, senior-level regulatory or legal experience, and relevant senior-level expertise in one or more of the following areas: finance, accounting, sales and marketing, safety, organizational development, information technology, digital marketing, and government and public relations. Different substantive areas may assume greater or lesser significance at particular times, in light of the Board’s present composition and the Nominating Committee’s (or the Board’s) perceptions about future issues and needs.

For a candidate to serve as an independent director, an independent and questioning mindset is critical. The Nominating Committee also considers a prospective candidate’s workload and whether he or she would be able to attend the vast majority of Board meetings, be willing and available to serve on Board committees, and be able to devote the additional time and effort necessary to keep up with Board matters and the rapidly changing environment in which the Company operates.

Board diversity is considered broadly, not merely with regard to race, gender, or national origin, but also with regard to general background, geographical location, and other factors. The consideration of diversity permeates all discussions at the Nominating Committee. In addition, on an annual basis, as part of the Board’s self-evaluation, the Board assesses whether the mix and diversity of board members is appropriate for the Company.

Certain Relationships and Related Person Transactions

Policies and Procedures for Approval of Related Person Transactions

The Board of Directors has adopted a written policy for review, approval or ratification of any transaction, arrangement or relationship in which the Company was, is or will be a participant, the aggregate amount involved exceeds $120,000 in any calendar year, and a related person has or will have a direct or indirect material interest (other than solely as a result of being a director or the beneficial owner of less than 10% of another entity). For purposes of the policy, a related person is any person who is, or at any time since the beginning of the last fiscal year was, (i) one of the directors or executive officers or a nominee to become a director, or (ii) any beneficial owner of more than 5% of the Company’s common stock, or any immediate family member of any of these persons.

Under the policy, once such a transaction by a related person has been identified, the Audit Committee (or, for transactions that involve less than $1 million in the aggregate, the chair of the Audit Committee) must review the transaction for approval or ratification. Members of the Audit Committee or the chair of the Audit Committee, as applicable, will review all relevant facts regarding the transaction in determining whether to approve or ratify it, including the extent of the related person’s interest in the transaction, whether the terms are comparable to those generally available in arm’s-length transactions, and whether the transaction is consistent with the best interests of the Company. The related person involved in the transaction will not participate in the approval or ratification process except to provide additional information as requested for the review. Once initially approved or ratified, all transactions with related persons will be reviewed at least annually.

The policy does not require review or approval of the following transactions: employment by the Company of an executive officer unless he or she is an immediate family member of another related person; any compensation paid by the Company to a director; and a transaction in which a related person’s interest arises solely from the ownership of equity securities and all holders of the securities receive the same benefit on a pro-rata basis.

Certain Transactions with Related Persons

The Company and its subsidiaries have transactions in the ordinary course of business with other corporations of which the Company’s executive officers or directors or members of their immediate families are directors, executive officers, or stockholders. The amounts involved in these transactions are below the disclosure thresholds set by the SEC, or the executive officer or director or his or her family member does not have a direct or indirect material interest, as that term is used in SEC rules, in the transaction. Since January 1, 2019, the Company has not participated in, nor is there currently planned any transactions required to be disclosed pursuant to SEC Regulation S-K Item 404(a).

2019 Director Compensation

The following table presents information regarding the compensation paid for 2019 to members of the Board of Directors who are not also the Company’s employees (non-employee directors). The compensation paid to Mr. Tilden, who is also an employee, is presented in the Summary Compensation Table and the related explanatory tables. Mr. Tilden does not receive additional compensation for his service as a director.

Name (a)	Fees Earned or Paid in Cash (1) ($)	Stock Awards (3) ($)	All Other Compensation (4) ($)	Total ($)

Patricia M. Bedient	102,523	99,977	1,494	203,994
James A. Beer	75,023	99,977	3,883	178,883
Marion C. Blakey	95,023	99,977	3,169	198,169
Phyllis J. Campbell	90,023	99,977	17,239	207,239
Raymond L. Conner	75,023	99,977	5,553	180,553
Dhiren R. Fonseca	75,023	99,977	18,431	193,431
Kathleen T. Hogan (2)	56,510	75,290	1,021	132,821
Susan J. Li	75,023	99,977	5,315	180,315
Helvi K. Sandvik	90,023	99,977	2,919	192,919
J. Kenneth Thompson	75,023	99,977	10,801	185,801
Eric K. Yeaman	100,023	99,977	18,670	218,670

(1)	Directors received an annual cash retainer of $75,000 and an annual stock retainer valued at $100,000. In addition, the compensation for non-employee directors included the following:
•	an annual retainer of $27,500 to the Lead Independent Director; and
•

an annual retainer of $25,000 to the Audit Committee chair, $20,000 to the Compensation and Leadership Development chair, and $15,000 each to the Governance and Nominating Committee and Safety Committee chairs.

Following a market review in late 2019, the directors’ annual stock retainers were scheduled to increase to $105,000 and the annual cash retainers were scheduled to increase to $80,000, effective May 7, 2020.  However, in light of the coronavirus pandemic, directors have rescinded the increases approved in 2019 and have elected to forego 2020 annual cash retainers until September 30, 2020, at which time the Board will reassess the environment and consider prorated payments for the remainder of the service year.  Subsequently, upon the creation of the Innovation Committee in November 2019, the annual retainer paid to the Innovation Committee chair was set at $15,000, consistent with retainers for the Governance and Nominating and Safety Committee chairs.  There were no changes to the annual retainers paid to the Audit, Compensation and Leadership Development, Governance and Nominating or Safety Committee chairs.

(2)	Ms. Hogan received a prorated cash and stock retainer upon her appointment to the Board in August 2019.
(3)

Under the terms of the Company’s Stock Deferral Plan for Non-Employee Directors each board member may elect in the prior year to receive his or her annual stock retainer in the form of fully vested shares at the time of grant or to defer payment of all or a portion of the award until his or her termination of service on the Board. If no election is made the year prior to payment, common stock is issued.

In May 2019, Mr. Beer was granted 1,658 deferred stock units (DSUs), based on his election to defer made in 2018. Ms. Bedient, Ms. Blakey, Ms. Campbell, Mr. Conner, Mr. Fonseca, Ms. Li, Ms. Sandvik, Mr. Thompson, and Mr. Yeaman were each issued 1,658 shares of Alaska Air Group common stock. Ms. Hogan was issued a prorated stock retainer of 1,193 common shares upon her appointment to the Board in August 2019.  See discussion of these awards in Note 12 (Stock-Based Compensation Plans) to the Company’s Consolidated Financial Statements included as part of the Company’s 2019 Annual Report filed on Form 10-K with the SEC and incorporated herein by reference.

The non-employee directors do not hold any outstanding stock options.

Alaska Air Group directors do not participate in any non-equity incentive compensation plans, nor do they participate in a nonqualified deferred compensation plan. Directors do not receive pension benefits for their service.

(4)

As part of each director’s compensation, the non-employee director and the non-employee director’s spouse and eligible dependents were provided transportation on Alaska Airlines, and Horizon Air. Included in the All Other Compensation column for each non-employee director is the incremental cost to the Company of providing the benefit. Positive-space travel is a benefit unique to the airline industry. By providing this travel without tax consequences to non-employee directors, the Company is able to deliver a highly valued benefit at a low cost, and believes this benefit encourages non-employee directors to experience and engage with Alaska Airlines products and services. The All Other Compensation column also includes the value of reimbursements for taxes on the transportation benefits provided to each director.

Director Stock Ownership Policy

The Company expects directors to act in the Company’s best interests regardless of the number of shares they own. Each non-employee director is expected to hold shares of Company stock having a value equal to at least six times the director’s annual cash retainer, such ownership to be achieved within six years of joining the Board. Deferred stock units held by directors, which are 100% vested at grant, will count toward the holding requirement even though they will not be issued until the director resigns from the Board.

NAMED EXECUTIVE OFFICER COMPENSATION

Proposal 2:  Approval (on an Advisory Basis) of the Compensation

of the Company’s Named Executive Officers

The Company is providing its stockholders with the opportunity to cast a non-binding, advisory vote on the compensation of the Company’s Named Executive Officers as disclosed pursuant to the SEC’s executive compensation disclosure rules and set forth in this Proxy Statement (including the compensation tables and the narrative discussion accompanying those tables as well as in the Compensation Discussion and Analysis).

As described more fully in the Compensation Discussion and Analysis (CD&A) section of this Proxy Statement, the structure of the Company’s executive compensation program is designed to compensate executives appropriately and competitively and to drive superior performance. For the Named Executive Officers, a high percentage of total direct compensation (defined as base salary, actual short-term incentive pay and the grant date fair value of equity awards as determined for accounting purposes) is variable and tied to the success of the Company because they are the senior leaders primarily responsible for the overall execution of the Company’s strategy. The Company’s strategic goals are reflected in our incentive-based executive compensation programs so that the interests of executives are aligned with stockholder interests. Executive compensation is further structured to be internally equitable, to reward executives for responding successfully to business challenges facing the Company, and to drive high performance, and to take into consideration the Company’s size relative to the rest of the industry.

The CD&A section of this Proxy Statement describes in more detail the Company’s executive compensation programs and the decisions made by the Compensation and Leadership Development Committee (referred to in this section as the Committee) during 2019. Highlights of these executive compensation programs include the following:

Base Salary

In 2019, the Committee set base salary for the CEO at or about the 25th percentile and set base salaries for the other Named Executive Officers at or about the 50th percentile of the airline peer group identified in the CD&A.

Annual Incentive Pay

The Company’s Named Executive Officers are eligible to earn annual incentive pay under the broad-based Performance Based Pay Plan, in which all employees participate, and which is intended to motivate all participants to achieve certain Company financial and operational goals. Annual performance goals are set at the beginning of the performance period by the Committee to reflect near-term financial and operational goals that are consistent with the strategic plan.

Long-term Incentive Pay

Equity-based incentive awards that link executive pay to stockholder value are an important element of the Company’s executive compensation program and comprise the largest portion of pay for our Named Executive Officers. Long-term equity incentives that vest over three- or four-year periods are awarded annually, including performance stock units (PSUs), stock options and restricted stock units (RSUs).  The Committee grants equity awards annually which results in overlapping vesting periods that discourage short-term risk taking and align Named Executive Officers’ long-term interests with those of stockholders while helping the Company attract and retain top-performing executives who fit a team-oriented and performance-driven culture.

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, the Board of Directors will request your advisory vote on the following resolution at the 2020 Annual Meeting:

RESOLVED, that the compensation paid to the Named Executive Officers, as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.

This proposal regarding the compensation paid to the Named Executive Officers is advisory only and will not be binding on the Company or the Board, nor will it be construed as overruling a decision by the Company or the Board or as creating or implying any additional fiduciary duty for the Company or the Board. However, the Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for the Named Executive Officers. Consistent with the results of an advisory vote at the Company’s 2017 annual meeting concerning the frequency of the advisory vote regarding the compensation paid to the Named Executive Officers, stockholders are given an opportunity to cast an advisory vote on named executive compensation annually, with the next opportunity expected to be in connection with the Company’s annual meeting in 2021.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL (ON AN ADVISORY BASIS) OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE SEC’S EXECUTIVE COMPENSATION DISCLOSURE RULES.

Compensation Discussion and Analysis

Executive Summary

This CD&A contains a discussion of the material elements of compensation earned during 2019 by the Company’s chief executive officer, its chief financial officer, and its three other highest paid executive officers. Specifically, the Named Executive Officers (the NEOs) include: Bradley D. Tilden, chairman, president and chief executive officer of Alaska Air Group; Brandon S. Pedersen, executive vice president finance and chief financial officer of Alaska Air Group; Benito Minicucci, president of Alaska Airlines; Andrew R. Harrison, executive vice president and chief commercial officer of Alaska Airlines; and Shane R. Tackett, executive vice president planning and strategy of Alaska Airlines. Mr. Tackett assumed the role of executive vice president finance and chief financial officer of Alaska Air Group, effective upon Mr. Pedersen’s retirement from those positions on March 3, 2020.

2019 Company Performance Highlights

Alaska Air Group had numerous financial and operational achievements in 2019. For the year ended December 31, 2019, Alaska Air Group:

•	Reported net income of $769 million, or $6.19 per diluted share.
•	Paid a $0.35 per share quarterly cash dividend in the fourth quarter, bringing total dividends paid in 2019 to $173 million.
•	Repurchased a total of 1,192,820 shares of common stock for approximately $75 million.
•

Generated approximately $1.7 billion of operating cash flow, and used approximately $696 million for capital expenditures, resulting in approximately $1 billion of free cash flow, representing free cash flow conversion of 133%.

•	Ranked "Highest in Customer Satisfaction Among Traditional Carriers" in 2019 by J.D. Power for the 12th year in a row.
•

Named "Best U.S. Airline" by Condé Nast Traveler in their 2019 Readers Choice Awards for the second consecutive year, a continuation of the ten consecutive years that Virgin America received the recognition.

•	Ranked among Forbes’ 2019 global list for “World’s Best Employers” for the fifth year in a row.
•	Launched LIFT, Alaska's newly renamed social and environmental impact program, complete with a week of employee volunteer events in eight cities across our network.
•

Donated over $15 million and contributed more than 41,000 volunteer hours to support nonprofits in our local communities, focusing on youth and education, medical (research/transportation) and community outreach.

2019 Compensation Program Overview

The Company’s executive compensation program is designed to compensate executives appropriately and competitively and to drive superior performance relative to other commercial airlines. Because the NEOs are primarily responsible for the overall execution of the Company’s strategy, a high percentage of their total direct compensation is variable and tied to Company performance, thereby providing incentives to achieve goals that help create value for stockholders.

Highlights of the program include:

•

For 2019, the Committee approved target-level total direct compensation for Mr. Tilden that is 86% performance-based and/or has a value tied to the Company’s stock price. With respect to the other NEOs, the Committee approved target total direct compensation that is, on average, 79% performance-based and/or has a value tied to the Company’s stock price. Performance-based compensation includes the target value of both our annual and long-term incentive programs.

•

The NEO’s annual incentive program, the PBP, is the same program in which all Company employees participate.  The funding of any earned PBP payout is based on the achievement of specific performance objectives that are established at the beginning of the fiscal year by the independent members of the Committee. As more fully described below the 2019 PBP funded at 140.9% of target as a result of strong profitability and excellent guest loyalty program scores.  The PBP payout for NEOs and other executives was reduced as the result of a safety related incident that occurred in 2019.  See the 2019 Performance-Based Pay Calculation table for further details.

•

In 2019, the equity incentive awards granted to our NEOs consisted of a combination of stock options, service-based RSU awards, and PSU awards that vest only if specified performance levels of relative total shareholder return (TSR) and return on invested capital (ROIC) are achieved.  Similar to prior years, 50% of the total equity award value was granted in PSUs, 25% of the value in stock options and 25% of the value in RSUs.  The PSUs granted in 2019 have a three-year performance period and are eligible to vest based 25% on total shareholder return relative to an airline industry peer group, and 75% based on ROIC against pre-established performance targets. We believe these awards help align an executive’s incentives with the creation of long-term value for stockholders.

•

The Committee approved payouts of 79% of target for our 2017 PSUs based on our performance against TSR and ROIC goals for the 2017-2019 performance period.  See the performance stock unit section for more details on the earned awards.

•

The Committee approved payouts of 200% of target for a prorated portion of special PSUs awarded in 2017 related to the acquisition of Virgin America to each of the NEOs other than Mr. Tilden (who did not receive an award) as the cash flow goal applicable to the award was achieved at the maximum level. See Performance-Based Annual Pay for more details on the earned awards.

Consideration of Say-on-Pay Advisory Vote

Stockholders have an opportunity annually to cast an advisory vote in connection with our executive compensation program.  At the 2019 annual meeting, 97.18% of the votes were cast in favor of the advisory say-on-pay proposal in connection with the Company’s 2018 compensation. The Committee believes that voting results indicate that stockholders approve of the structure of executive compensation at Alaska Air Group. Therefore, the Committee structured executive compensation for 2019 in a way that is generally consistent with that of 2018.

Objectives of the Company’s Executive Compensation Program

The objectives of the executive compensation program are as follows:

•

to attract and retain highly qualified executives who share the Company’s values and are committed to its strategic plan by designing the total compensation package to be competitive with an appropriate peer group;

•

to motivate executives to provide excellent leadership and achieve Company goals by linking incentive pay to the achievement of specific targets that are reflected in the short-term incentive Performance-Based Pay Plan and the Company’s strategic plan;

•

to align the interests of executives and stockholders by tying a large portion of executives’ total direct compensation (defined as base salary, actual short-term incentive pay and the grant date fair value of equity awards) to the achievement of objective goals related to the Company’s financial performance, safety record, cost structure, and guest satisfaction; and

•	to provide executives with reasonable security to motivate them to continue employment with the Company and achieve goals that will help the Company remain competitive and thrive for the long term.

Compensation Philosophy

The Committee generally targets the CEO’s base salary at or about the 25th percentile of the Company’s airline peer group. However, the Committee may decide to set the CEO’s salary above or below the 25th percentile after taking into consideration other relevant factors. The CEO’s compensation arrangements are generally structured so that he or she has the opportunity to earn total direct compensation up to approximately the 50th percentile of the target total direct compensation of chief executive officers with the peer companies if the applicable annual and long-term incentive targets are reached, and to surpass the 50th percentile if those targets are exceeded.

For the other NEOs, the Committee generally targets base salary at or about the 50th percentile of base salaries for comparable positions with the airline peers and provides executives an opportunity to achieve total direct compensation at the 50th percentile of the target total direct compensation for comparable positions with the peer companies if annual and long-term incentive targets are reached, and to surpass the 50th percentile if those targets are exceeded.

The Committee does not target a specific percentile but rather uses market data as one reference point when making pay decisions.  Other factors, such as Company performance, individual performance, tenure, retention goals, and internal equity influence the Committee’s executive compensation-setting philosophy and practice from year to year.

How Executive Compensation is Determined

The role of the Committee and the independent consultants with respect to determining executive compensation includes the following:

Executive Compensation. The Committee determines and approves the compensation of NEOs, taking into account the CEO’s recommendations for all NEOs excluding himself.  The Committee determines the CEO’s compensation with the assistance of its independent compensation consultant.

Independent Consultants. The Committee again retained Meridian Compensation Partners, LLC (Meridian) to assist the Committee with its responsibilities related to the Company’s executive and board of directors’ compensation programs. The Committee considered the following facts in assessing Meridian’s independence as an advisor:

•

Meridian does not provide other services to Alaska Air Group or its subsidiaries. Meridian’s services are limited to providing the Committee with advice and information solely on executive and director compensation and related corporate governance matters.

•	The amount of fees paid by the Company during the 12-month period ended December 31, 2019 represents less than one percent of Meridian’s total annual revenues for the 2019 calendar year.
•	Meridian maintains policies designed to prevent conflicts of interest, which policies were detailed to the Committee.
•	No Meridian partner, consultant or employee who serves the Committee has any business or personal relationship with any member of the Committee.
•	No Meridian partner, consultant or employee who serves the Committee, or any of their immediate family, owns any shares of stock of the Company.
•	No Meridian partner, consultant or employee who serves the Committee, or any of their immediate family, has any business or personal relationship with any executive officer of the Company.

Based on its review, the Committee has determined that no conflicts of interest exist between the Company and Meridian (or any individuals working on the Company’s account on Meridian’s behalf).

How the Elements of the Company’s Executive Compensation Program Were Selected

The Committee conducts periodic reviews of the Company’s executive compensation to assess its alignment with the Committee’s objectives. The Committee considers how each component of compensation motivates executives to help the Company achieve its performance goals and execute its strategic plan and how it promotes retention of executives who share the Company’s values. The compensation structure is designed to promote initiative, resourcefulness and teamwork by key employees whose performance and responsibilities directly affect the performance of the business. The Committee uses both fixed compensation (i.e. base salary) and variable performance-based compensation to achieve a program that we believe is balanced, competitive and provides appropriate incentives. Base salaries, benefits, perquisites, retirement benefits, and change-in-control benefits are intended to attract and retain highly qualified executives and, in the case of salary and benefits, are generally paid out on a short-term or current basis. Annual incentives and long-term equity-based incentives are intended to motivate executives to achieve specific performance objectives.

The Committee believes that this mix of short-term and long-term compensation allows it to achieve dual goals of attracting and retaining highly qualified executives and providing meaningful performance incentives for those executives.

Deterrents to Excessive Risk-Taking

The Committee believes it has designed the overall compensation program in such a way as to deter excessive risk-taking, to encourage executives to focus on the long-term success of the Company and to align the interests of executives with those of stockholders by:

•	encompassing several different financial and operational goals that are directly tied to the Company’s strategy;
•	setting financial and operational goals that are reviewed and approved by the Committee, all members of which are independent;
•	overlapping the performance periods of awards;
•	incorporating short-term and long-term performance periods of varying lengths;
•	maintaining and monitoring compliance with executive stock ownership requirements;
•	capping the payout of short-term cash incentives and PSUs;
•	allowing the Committee discretion to reduce amounts otherwise payable under certain awards;
•	referencing market compensation practices of the airline industry;
•	maintaining a recoupment policy that allows the Committee to recover compensation in certain situations;
•	considering internal equity among Company executives; and
•	reflecting the current business challenges and opportunities facing the Company.

The Company does not believe that its compensation programs encourage unnecessary risk-taking that could have a material adverse effect on the Company as a whole.

Executive Pay Mix and the Emphasis on Variable Pay

The Committee believes that emphasis on variable, performance-based compensation for the NEOs is a key element in achieving a pay-for-performance culture and in aligning management’s interests with those of the Company’s stockholders. At the same time, the Committee believes that the executive compensation program provides meaningful incentives for executives while balancing risk and reward.

Total direct compensation for the Company’s NEOs is tailored to place a substantial emphasis on variable pay, that is, pay linked to the achievement of specific, measurable performance objectives and subject to variation depending on the degree to which such objectives are achieved. For 2019, the Committee approved target-level total direct compensation for Mr. Tilden that is 86% variable and tied to stockholder value creation. With respect to the other NEOs, the Committee approved target total direct compensation that is on average 79% variable and tied to stockholder value creation.

Total Direct Compensation

The Use of Benchmarking Against a Peer Group

The Committee reviews and analyzes total direct compensation for the NEOs annually against the compensation provided by a peer group of airline companies to executives in similar positions. In analyzing the information for 2019, the Committee reviewed the total direct compensation for executives of a peer group of airlines as identified below.

The following companies represent the airline peer group selected by the Committee as a comparator for determining appropriate compensation levels for 2019 (the same peer group as used to evaluate 2018 compensation):

•	Air Canada
•	American Airlines Group
•	Delta Air Lines
•	Hawaiian Holdings
•	JetBlue Airways
•	SkyWest
•	Southwest Airlines
•	Spirit Airlines

•	United Continental Holdings
•	WestJet Airlines

The Committee chose to include the companies named above in its peer group for the following reasons:

•	they represent a group of sufficient size to present a reasonable indicator of executive compensation levels;
•	they are in the airline industry and their businesses are similar to the Company’s business;
•	the median annual revenue of this group approximates the Company’s annual revenue; and
•	the Company competes with these peer companies for talent to fill certain key, industry-related executive positions.

In the aggregate, 2019 target total cash and target total pay for the NEOs other than the CEO fell between approximately the 25th and 75th percentiles for comparable positions at companies in the airline peer group. For Alaska Air Group’s CEO, target total cash compensation was below the 25th percentile and total direct compensation was set at approximately the 50th percentile for chief executive officers within the airline peer group. The varying range of company revenues was considered when reviewing market data results from the airline peer group.

In setting 2019 executive compensation, the Committee also reviewed data for 18 companies in the broader transportation industry having median annual revenue similar to the Company’s annual revenues as an additional reference point to assess the Company’s executive compensation program. The companies in this transportation industry peer group include: Air Canada, AMERCO, Avis Budget Group, CH Robinson Worldwide Inc., Expedia, Expeditors International of Washington Inc., Hertz Global Holdings, Hub Group, JB Hunt Transport Services, JetBlue Airways, Landstar System Inc., Norfolk Southern Corporation, Norwegian Cruise Line Holdings Ltd., Royal Caribbean Cruises Ltd., Ryder System Inc., Knight-Swift Transportation Holdings Inc., Union Pacific Corporation, and XPO Logistics Inc.

In the aggregate, target total cash compensation for the NEOs fell below the median for comparable positions at companies in the transportation industry peer group, and target total direct compensation was between approximately the 25th and 50th percentiles. For Alaska Air Group’s CEO, target total cash compensation and target total direct compensation fell below the 25th percentile for chief executive officers within the transportation industry peer group.

The Application of Internal Equity Considerations

In addition to benchmarking against airline and industry peer groups, the Committee and the CEO believe it is appropriate to consider other principles of compensation, and not accept benchmarking data as the sole basis for setting compensation. Thus, while the Committee has considered peer group data as described above, it has also applied other compensation principles, including internal equity, when determining executive compensation. By also considering internal equity, the Committee is able to structure executive compensation in a way that ensures appropriate compensation in light of atypical internal or external pressures or compensation considerations.

The Use of Tally Sheets

Annually, the Committee reviews tally sheets that show each element of compensation for the NEOs. Base salaries, incentive plan payments, equity awards, option exercises, perquisites, and health and retirement benefits are included on tally sheets, which are prepared by the Company’s corporate affairs and people departments. The Committee uses the compensation tally sheets to verify that executive compensation is internally equitable and proportioned according to the Committee’s expectations.

Current Executive Pay Elements

Base Pay

The Committee assesses each executive’s duties and scope of responsibilities, past performance and expected future contributions to the Company, the market demand for the individual’s skills, the individual’s influence on long-term Company strategies and success, the individual’s leadership performance, and internal equity considerations.

In February 2019, the Committee approved a base salary of $590,000 for Mr. Tilden, which was at or about the 25th percentile of salaries for CEOs in the airline peer group. The chart below depicts CEO base salaries at airline peer group companies in 2019.

CEO Base Salary Comparisons (1)

(Airline Peer Group)

(1)	Amounts are based on the most recent compensation data available as of February 3, 2020. In most cases, this is the base salary as reported in the respective company’s 2019 proxy statement.
(2)	Base salary is converted from Canadian Dollars to US Dollars using a rate of 0.7533 (exchange rate on February 3, 2020).
(3)	The CEO does not receive a base salary.

In February 2019, the Committee also approved base salaries for the other NEOs as follows:  Mr. Pedersen -- $475,000; Mr. Minicucci -- $550,000; Mr. Harrison -- $475,000; and Mr. Tackett -- $400,000, which was increased to $425,000 in September 2019 based on a stepped approach to his total compensation in connection with his 2018 promotion.

In light of the significant financial impact of the coronavirus pandemic on the Company, Mr. Tilden and Mr. Minicucci waived their base salaries for the period from March 6 to September 30, 2020.  The Company’s NEOs are anticipated to receive base salary cuts of 30% effective on or about April 1 to September 30, 2020, while other officers are expected to receive base salary cuts of 20-30% in the same period.  The extent and duration of these reductions will be approved and reassessed by the Committee as the situation evolves.

Performance-Based Annual Pay

The Company’s NEOs are eligible to earn annual incentive pay under the PBP Plan, in which all eligible company employees participated in 2019. The PBP Plan is intended to motivate executives and other employees to achieve specific company goals. The Committee aligns executive compensation with the

Company’s strategic plan by choosing a target performance level for each operational or financial goal (outlined in the 2019 Performance-Based Pay Metrics table below) that is consistent with the Company’s strategic plan goals.

Target payout opportunities are established for each NEO as a percentage of base salary.  These percentages are approved by the Committee after considering market data, performance, tenure, and internal pay parity, among other factors as it deems appropriate.

The long-term success of the Company is highly dependent on running a safe and reliable operation, meeting or exceeding the expectations of guests, keeping unit costs in check, and generating financial returns well above our cost of capital. Each of these key strategic objectives is reflected in the goals of the PBP Plan. For the NEOs, the 2019 target participation levels were as follows:

2019 Performance-Based Pay Plan Participation Rates

Name	Target Participation as % of Base Salary

Bradley D. Tilden	130%
Benito Minicucci (1)	110%
Brandon S. Pedersen	85%
Andrew R. Harrison	85%
Shane R. Tackett	80%

(1)	Based on a market review and individual performance, Mr. Minicucci’s target bonus percentage was increased to 110% from 100% in February 2019.

Incentive award payments under the PBP range from 0% to 200% of the NEO’s target based on the achievement of performance goals set by the Committee at the beginning of each year. For each performance metric, performance at the target level will generally result in a 100% payout of the target amount for that metric, while the payout percentage would be 200% for performance at or above the maximum level and 25% for performance at the threshold level. The payout percentages are interpolated for performance between the levels identified below, but if performance for a particular metric is below the threshold level, no payment will be made as to that metric. The Committee retains discretion to reduce bonus amounts below the level that would otherwise be paid.

For 2019, the Performance-Based Pay Plan metrics for Alaska Airlines employees were set as follows:

2019 Performance-Based Pay Metrics

Goal	Weight	Threshold	Target	Maximum

Operational Performance
Safety (1)	10%
The number of safety goals met.		1 of 4	2 of 4	4 of 4
Brand Strength	10%
Average score of guests' preferences of Alaska over other airlines as well as their rating of Alaska's overall performance.		72% or higher	74% or higher	76% or higher
CASM ex. Fuel	10%
Cost per available seat mile excluding fuel and special items		8.10¢	8.00¢	7.90¢

Alaska Air Group Profitability
Adjusted Pretax Profit (2)	70%	$750 million	$1.10 billion	$1.35 billion

(1)

Goals set for Alaska are related to events that present risk to that airline’s operation, including such things as inadvertent slide deployments, loss time injuries, aircraft ground rolls and minimum equipment list incidents.

(2)

Adjusted pre-tax profit means the net income of Alaska Air Group as computed by Generally Accepted Accounting Principles (GAAP) and adjusted for “Excluded Items” and “Alternative Accounting Treatments.” “Excluded Items”

means (a) income taxes, (b) pretax expense under any Alaska Air Group (or subsidiary) profit sharing, performance-based pay, operational performance rewards, variable pay, or similar programs as determined in the discretion of the Committee, and (c) special income or expense items that, in the discretion of the Committee, should be excluded because recognizing them would not appropriately serve the goals of the PBP Plan. These special items may include, without limitation, merger-related costs, gain or loss on disposition of capital assets, impairments or other fleet exit costs, expenses from voluntary or involuntary severance programs, government refunds or assistance, and the cumulative effect of accounting changes. “Alternative Accounting Treatments” means expense or income items that, for purposes of calculating adjusted pre-tax profit, the Company (or any subsidiary) will account for based on non-GAAP methods because, in the discretion of the Committee, using GAAP accounting methods would not appropriately serve the goals of the Plan. These may include, without limitation, fuel hedge accounting on an as-settled basis.

As noted above, annual target performance measures reflect financial and operational goals that are generally consistent with the strategic plan that is approved by the Board. Maximum goals correlate to superior performance, while threshold goals generally correlate to what the Committee believes is an acceptable, but minimal, level of performance as compared to the prior year. The 2019 Alaska Air Group profitability target was set at $1.1 billion to align with the Company’s annual budget.

The Company is one of two major airlines in the U.S. that includes a safety metric in its annual incentive plan.  The Committee believes this reflects the Company’s unwavering commitment to safety and reinforces its message that every employee ‘owns safety’. The safety goals are focused on the highest risk areas that could negatively impact our operations, our employees and our guests. The Safety Committee has authority to recommend changes to the goals and overall payout rates each year.

The brand strength measure was set at a level the Committee believed would build loyalty and increase revenue over time. The CASM (cost per available seat mile excluding fuel and special items) metric was similarly chosen to support the Company’s achievement of its strategic plan.

The Committee believes that using adjusted non-GAAP measures, such as CASM and adjusted pre-tax profit, rather than GAAP measures, more closely ties results to elements of performance that can be controlled by the decisions and actions of employees, thereby providing a more direct link between performance and reward.  In addition, by removing the short-term impact of certain business decisions (such as the gain or loss on disposition of capital assets), we believe the use of adjusted measures encourages executives to make decisions that are in the best interest of the Company over the long term.

Following is a summary of actual results of the 2019 performance goals and an example of the calculation of the 2019 PBP Plan payout for one of the NEOs (assuming an 85% participation rate):

2019 Performance-Based Pay Calculation (1)

Metrics	Actual	% of Target Achieved	Weight	Payout %

Safety (2)	2 of 4	100.0%	10.0%	—%
AAG Brand	75.48	174.0%	10.0%	17.4%
CASM (3)	8.00¢	99.3%	10.0%	9.9%
Alaska Air Group Profitability	$1.22 billion	147.9%	70.0%	103.6%
Total Payout %				130.9%
Participation Rate			x	85.0%
Payout as a % of Base Salary			=	111.3%

(1)	Based on the results that apply to an Alaska Airlines NEO.
(2)

Due to a passenger fatality on Alaska Flight 3296, operated by PenAir, the Committee exercised its discretion to reduce the payout to NEOs and other executives and no amount was awarded under the safety component.  The table above gives effect to that decision.

(3)	Under the terms of the 2019 PBP Plan, CASM calculations exclude fuel costs and may be adjusted for certain excluded items and alternative accounting treatments.

In addition, all the Company’s employees, including the NEOs, participate in a separate annual incentive plan called Operational Performance Rewards, which pays a monthly incentive of up to $150 to all employees when certain operational performance targets are met. Awards are based on the achievement of on-time performance and guest satisfaction goals, and the maximum annual payout for each employee is $1,800. In 2019, each Alaska Airlines employee, including the NEOs, received $900 under the Operational Performance Rewards program.

Long-Term Equity-Based Pay

Long-term equity incentive awards that link executive pay to stockholder value are an important element of the Company’s executive compensation program. Long-term equity incentives that vest over three- or four-year periods are awarded annually, resulting in overlapping vesting periods. The awards are designed to align NEOs’ interests with those of stockholders. In addition, equity awards help attract and retain top-performing executives who fit a team-oriented and performance-driven culture. The Company’s current equity grant practices are described below.

Stock Options. The Committee grants 25% of each NEO’s annual long-term incentive award in the form of stock options with an exercise price that is equal to the fair market value of the Company’s common stock on the grant date. The NEOs will realize value from their stock options only to the degree that Alaska Air Group’s stockholders realize value, provided the stockholder had purchased shares and held them for the same period as the option remains outstanding. The stock options also function as a retention incentive for executives, as they generally vest ratably over a four-year period on each anniversary of the grant date and have a ten-year term that may be shortened if the executive’s employment terminates.

Restricted Stock Units.  The Committee also grants 25% of each NEO’s annual long-term incentive awards to the NEOs in the form of RSUs. Subject to the executive’s continued employment with the Company, the RSUs generally vest on the third anniversary of the date they are granted and, upon vesting, are paid in shares of Alaska Air Group common stock. The units provide a long-term retention incentive through the vesting period that requires continued service to the Company. The units are also designed to further link executives’ interests with those of Alaska Air Group’s stockholders, as the value of the units is based on the value of Alaska Air Group common stock. The Company does not issue dividend equivalents on unvested RSUs.

Performance Stock Units. The Committee also grants 50% of each NEO’s annual long-term incentive award in PSUs.  The PSUs vest only if the Company achieves performance goals established by the Committee for the three-year performance period covered by the award. PSUs also provide a retention incentive as the value of the award received is prorated based on both the executive’s status as an employee during the performance period and the achievement of performance goals. Like RSUs, the PSUs help align the executives’ interests with those of stockholders as their value depends on the value of Alaska Air Group common stock.  The Company does not issue dividend equivalents on unvested PSUs.

PSUs Granted in 2019.  For the PSU awards granted to the NEOs in February 2019 with a January 1, 2019 through December 31, 2021 performance period, the vesting of 25% of the stock units subject to the award will be determined in accordance with the chart below based on the Company’s TSR rank versus the same airline peer group as that used for the 2018 awards with the exception of Allegiant Travel Co.  The vesting of 75% of the stock units subject to the award will be determined based on the Company’s ROIC performance for the three-year period as measured against goals set by the Committee.

The Committee chose relative TSR as a performance measure for the PSU awards to provide additional incentive for executives to support and drive long-term stockholder value. Given the nature of the airline business, the Committee believes that measuring TSR on a relative basis rather than on an absolute basis provides a more relevant reflection of the Company’s performance by mitigating the impact of various macro-economic factors, such as rising fuel costs, that tend to affect the entire industry. The Committee also believes that measuring the Company’s performance relative to other major airlines and the use of appropriate ROIC goals encourages executives to manage the Company in such a way as to maintain sustainable growth and to attract a broader range of investors.

The percentage of the PSUs that vest may range from 0% to 200% of the target number of units subject to the award, depending on the results of the Company’s goals for the performance period. The payout percentages are interpolated for performance results falling between the levels identified below. The Committee retains discretion to reduce bonus amounts below the level that would otherwise be paid. The Company does not issue dividend equivalents on unvested PSUs.

2019 Performance Stock Unit Award Metrics (2019-2021 Performance Period)

Airline Peer Group		Alaska Air Group ROIC (1)
TSR Rank Among the Airline Peer Group	Percentage of Peer Group Stock Units that Vest	Average ROIC	Percentage of ROIC Stock Units that Vest

1st or 2nd	200%	15% and above	200%
3rd	170%	11%	100%
4th	140%	Below 8%	0%
5th	120%
6th	90%
7th	65%
8th	45%
9th	20%
10th, 11th or 12th	0%

(1)	Payout percentages will be linearly interpolated for performance between the levels identified above.

PSUs Granted Before 2019.  In February 2016, the Committee approved grants of PSUs to the NEOs for the January 1, 2016 through December 31, 2018 performance period. In February 2019, the Committee approved a payout of these PSUs at a rate of 114.5%.  Such performance stock awards were based 50% on the Company’s TSR performance relative to the following airline peer group (excluding certain companies that ceased being publicly traded during the performance period): Air Canada, Allegiant Travel Co., American Airlines Group, Delta Air Lines, Hawaiian Holdings, JetBlue Airways, Republic Airways Holdings, SkyWest, Southwest Airlines, Spirit Airlines, United Continental Holdings, Virgin America, and WestJet Airlines.  The Company’s TSR performance ranked 9th among these 13 peers, resulting in a 40% payout for that metric. The PSU awards granted in 2016 were also based 50% on achievement of the Company’s ROIC goals set by the Committee (maximum payout if ROIC was 20% or above, target payout for ROIC of 13%, and threshold payout for ROIC of 10% or below).  The Company’s average ROIC during the 2016-2018 performance period was 14.47%, resulting in a 189% payout for that metric.

The Committee also made grants in 2017 and 2018 with three-year performance periods beginning in January of each respective year.

For the PSU awards granted in February 2017 to NEOs with a January 1, 2017 through December 31, 2019 performance period, the vesting of 25% of the stock units subject to the award will be determined based on the Company’s TSR rank versus the same airline peer group as that used for the 2016 awards, except that Virgin America was excluded as it was acquired during the performance period.  The vesting of 25% of the stock units subject to the award will be determined based on the Company’s TSR rank relative to S&P 500 companies. The vesting of 50% of the stock units subject to the award will be determined based on the Company’s ROIC performance for the three-year period as measured against goals set by the Committee.

The PSU awards granted in 2018 are scheduled to vest at the end of the January 1, 2018 through December 31, 2020 performance period and are based 25% on the Company’s TSR performance relative to the same airline peer group as that used for the 2017 awards except that Republic Airways Holdings was excluded as it ceased being a publicly traded company during the performance period.  The PSU awards granted in 2018 were also based 25% on the Company’s TSR performance relative to S&P 500 companies and 50% on the Company’s ROIC goals set by the Committee.

Equity Award Guidelines. The Committee considers and generally follows equity grant guidelines that are based on the target total direct compensation levels and pay mix described above. Target equity grants, when combined with the base salary and annual target incentive opportunity described above, are designed to achieve target total direct compensation for the NEOs at or about the 50th percentile of the peer group data for executives in comparable positions. The Committee may adjust equity grants to the NEOs by 25% above or below these target levels based on the Committee’s general assessment of:

•	the individual’s contribution to the success of the Company’s financial performance;
•	internal pay equity;
•	the individual’s performance of job responsibilities; and
•	the accounting impact to the Company and potential dilution effects of the grant.

The Committee believes that stock options, RSUs and PSUs each provide incentives that are important to the Company’s executive compensation program as a whole. Therefore, the Committee generally allocates the grant-date value (based on the principles used in the Company’s financial reporting) of each executive’s total equity incentive award among these three types of awards.

2019 Equity Awards. For 2019, the target long-term incentive guidelines as applied to the NEOs are noted in the table below:

Equity Award Mix

	Equity Target as a % of Base Pay	Stock Options	Restricted Stock Units	Performance Stock Units

Bradley D. Tilden	375%	25%	25%	50%
Brandon S. Pedersen	225%	25%	25%	50%
Benito Minicucci	275%	25%	25%	50%
Andrew R. Harrison	225%	25%	25%	50%
Shane R. Tackett (1)	200%	25%	25%	50%

(1)	Mr. Tackett’s equity target was increased from 125% to 200% based on a stepped approach to his total compensation in connection with his 2018 promotion.

In keeping with these guidelines, Mr. Tackett received additional stock options and RSUs as a supplement to his annual grant in an amount to reflect his change in base salary in September 2019.

2019 Equity Target Values.  The values in the table below represent the target dollar value of annual stock option, PSU and RSU awards granted in February 2019.  Actual grant date fair value used for accounting purposes and disclosure purposes will vary from our target awards due to required accounting methodologies. The actual grant date fair value of executives’ awards may vary from these target levels as noted above. For more information on these awards, see the 2019 Grants of Plan-Based Awards table.

	OPTs (25% of Total Grant)	RSUs (25% of Total Grant)	PSUs (50% of Total Grant)	Total PSU/RSU Value

Bradley D. Tilden	$553,125	$553,125	$1,106,250	$1,659,375
Brandon S. Pedersen	$267,188	$267,188	$534,375	$801,563
Benito Minicucci	$378,125	$378,125	$756,250	$1,134,375
Andrew R. Harrison	$267,188	$267,188	$534,375	$801,563
Shane R. Tackett	$200,000	$200,000	$400,000	$600,000

Special Equity Awards. The Committee retains discretion to make other equity awards at such times and on such terms as it considers appropriate to help achieve the goals of the Company’s executive compensation program.  No such special equity awards were made to any NEOs in 2019.

In March 2017, the Committee granted a one-time award of PSUs to the NEOs, with the exception of Mr. Tilden.  The PSUs were subject to one-year performance periods over three years with vesting based on cash flow targets established for each applicable year that were designed to motivate achievement of superior financial results and the successful integration of Virgin America.  For the performance periods of January 1, 2017 through December 31, 2017, January 1, 2018 through December 31, 2018, and January 1, 2019 through December 31, 2019, the PSUs paid at a rate of 200% for each performance period based on a maximum goal of adjusted cash flow for each performance year of $1.7 billion or more.

Perquisites and Personal Benefits

In 2019, an amount equal to 1% of base salary was paid to NEOs as an allowance for financial planning services.

Retirement Benefits/Deferred Compensation

The Company provides retirement benefits to the NEOs under the terms of qualified and non-qualified defined-benefit and defined-contribution retirement plans. The Retirement Plan for Salaried Employees (the Salaried Retirement Plan) and the Company’s 401(k) plans are tax-qualified retirement plans in which Mr. Tilden and Mr. Tackett participate on substantially the same terms as other participating employees. The Salaried Retirement Plan was frozen on January 1, 2014 at its then-current benefit levels. Due to maximum limitations imposed by the Internal Revenue Code on the annual amount of a pension that may be paid under a qualified defined-benefit plan, the benefits that would otherwise be provided to these executives under the Salaried Retirement Plan are required to be limited. An unfunded defined-benefit plan in which Mr. Tilden also participates, the 1995 Elected Officers Supplementary Retirement Plan (the Supplementary Retirement Plan), provides make-up benefits plus supplemental retirement benefits.

In light of the freeze on the Company’s Salaried Retirement Plan effective January 1, 2014, all NEOs participate in the Company’s Defined Contribution Officers Supplementary Retirement Plan (DC Supplementary Retirement Plan).

The NEOs are also permitted to elect to defer up to 100% of their annual Performance-Based Pay payments under the Company’s Nonqualified Deferred Compensation Plan. The Company believes that providing deferred compensation opportunities is a cost-effective way to permit executives to receive the tax benefits associated with delaying the income tax event on the compensation deferred. The interest earned on this deferred compensation is similar to what an ordinary investor could earn in the market.

Please see the tables under Pension and Other Retirement Plans and 2019 Nonqualified Deferred Compensation and the information following the tables for a description of these plans.

Stock Ownership Policy

The Committee believes that requiring significant stock ownership by executives further aligns their interests with those of long-term stockholders. Within five years of election or promotion to a position with a greater holding requirement, each executive officer must beneficially own a number of shares of the Company’s common stock with a fair market value equal to or in excess of a specified multiple of the individual’s base salary as follows:

•	five times base salary for the CEO;
•	four times base salary for the president; and
•	three times base salary for the executive vice presidents.

Executives are required to retain 50% of any shares of common stock acquired in connection with the vesting of RSUs and PSUs until the holding target is reached. Unexercised stock options, unvested RSUs and unvested PSUs do not count toward satisfaction of the ownership requirements. The Committee reviews compliance with this requirement annually.

Recoupment of Certain Compensation Payments

On August 7, 2019, the Compensation and Leadership Development Committee adopted an amended and restated recoupment policy that applies to every officer and employee who participates in the Company’s short- or long-term incentive compensation plans.

With respect to elected officers, the Committee may, in its discretion, direct the Company to seek recovery of payments or awards, or to effect forfeiture of unpaid or unvested payments or awards issued under such plans on or after August 7, 2019, if one or more of the following events occurs within three years of the payment or award:

(1)	the financial or operating metric on which the payment or award is based is restated or adjusted in a way that reduces its value; or
(2)

the recipient commits a legal or compliance violation in connection with his or her employment, including but not limited to sexual misconduct, a substance abuse offense, a violation of the Company’s policies, Code of Conduct and Ethics, System Regulations, or breaches a non-competition, non-solicitation, non-disparagement or confidentiality covenant; or

(3)

if the recipient qualifies as an executive officer of the Company under Section 16 of the Securities Exchange Act of 1934, and he or she commits a legal or compliance violation that causes reputational harm to the Company.

Agreements Regarding Change in Control and Termination

The Company has change-in-control agreements with the NEOs that provide for severance benefits if the executive’s employment terminates under certain circumstances in connection with a change in control.

The Company has entered into change-in-control agreements with these executives because it believes that the occurrence, or potential occurrence, of a change-in-control transaction would create uncertainty and disruption during a critical time for the Company. The payment of cash severance benefits under the agreements is triggered if two conditions are met: (1) actual or constructive termination of employment and (2) the consummation of a change-in-control transaction. The Committee believes that the NEOs should be entitled to receive cash severance benefits only if both conditions are met. Once the change-in-control event occurs, the NEO’s severance and other benefits payable under the contract begin to diminish with time so long as the executive’s employment continues, until ultimate expiration of the agreement 36 months later. None of the Company’s change-in-control agreements provide for reimbursement of excise taxes.

In connection with Mr. Pedersen’s retirement from the Company, the Committee voted to bridge his retirement eligibility under the terms of his outstanding equity awards and travel benefits upon his resignation effective March 2, 2020.  In exchange, Mr. Pedersen signed a 24-month non-compete commitment and provided a full release of employment-related claims through his retirement date.

Policy with Respect to Section 162(m)

Federal income tax law generally prohibits a publicly-held company from deducting compensation paid to a current or former named executive officer that exceeds $1 million during the tax year.  Certain awards granted before November 2, 2017, that were based upon attaining pre-established performance measures that were set by a company’s compensation committee under a plan approved by the company’s stockholders, as well as amounts payable to former executives pursuant to a written binding contract that was in effect on November 2, 2017, may qualify for an exception to the $1 million deductibility limit.  As one of the factors in its consideration of compensation matters, the Committee notes this deductibility limitation.  However, the Committee has the flexibility to take any compensation-related actions that it determines are in the best interests of the Company and its stockholders, including awarding compensation that may not be deductible for tax purposes.  There can be no assurance that any compensation will in fact be deductible.

Compensation and Leadership Development Committee Report

The Committee has certain duties and powers as described in its charter. The Committee is currently composed of four non-employee directors who are named at the end of this report, each of whom the Board has determined is independent as defined by NYSE listing standards.

The Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and discussion, the Committee recommended to the Board of Directors that this Compensation Discussion and Analysis section be incorporated by reference in the Company’s 2019 Annual Report on Form 10-K filed with the SEC and the Company’s 2020 Proxy Statement. (1)

Compensation and Leadership Development Committee of the Board of Directors

Marion C. Blakey, Chair

James A. Beer, Member (until February 2020)

Raymond L. Conner, Member

Kathleen T. Hogan, Member (since August 2019)

J. Kenneth Thompson, Member

(1)

SEC filings sometimes incorporate information by reference. This means the Company is referring you to information that has previously been filed with the SEC and that this information should be considered as part of the filing you are reading. Unless the Company specifically states otherwise, this report shall not be deemed to be incorporated by reference and shall not constitute soliciting material or otherwise be considered filed under the Securities Act or the Exchange Act.

Compensation and Leadership Development Committee Interlocks

and Insider Participation

Ms. Blakey, Mr. Beer, Mr. Conner and Mr. Thompson were members of the Compensation and Leadership Development Committee during all of 2019. Ms. Hogan has been a member of the Committee since August 2019.  No director who served on the Committee for all or part of 2019 is or has been an executive officer or employee of the Company or has had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. During 2019, none of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity where the entity’s executive officers also served as a director or member of the Company’s Compensation and Leadership Development Committee.

Summary Compensation Table

The following table presents information regarding compensation for services rendered during 2019 for the CEO, the CFO, and the three other most highly compensated executive officers. These individuals are referred to as the NEOs in this Proxy Statement.

Name and Principal Position	Year	Salary ($)	Stock Awards(1)(2) ($)	Option Awards(1) ($)	Non- Equity Incentive Plan Compen- sation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compen- sation(5) ($)	Total ($)

Bradley D. Tilden	2019	583,846	2,212,188	712,749	994,431	809,872	215,230	5,528,316
CEO	2018	563,846	1,961,616	640,666	981,504	—	227,213	4,374,845
Alaska	2017	534,616	2,762,366	673,440	998,744	480,102	268,898	5,718,166
Brandon S. Pedersen	2019	467,308	1,067,117	344,484	520,850	—	157,981	2,557,740
EVP Finance & CFO	2018	442,308	927,831	303,736	503,787	—	146,399	2,324,061
Alaska	2017	417,308	1,485,671	311,887	530,289	—	161,616	2,906,771
Benito Minicucci	2019	542,308	1,510,939	487,340	781,769	—	188,180	3,510,536
President	2018	500,385	1,284,576	428,994	671,294	—	186,613	3,071,862
Alaska	2017	464,231	1,911,541	426,372	624,555	—	251,859	3,678,558
Andrew R. Harrison	2019	467,308	1,067,117	344,484	520,850	—	180,732	2,580,491
EVP & CCO	2018	442,308	927,831	303,736	503,787	—	151,800	2,329,462
Alaska	2017	417,308	1,485,671	311,887	530,289	—	162,183	2,907,338
Shane R. Tackett (6)	2019	399,038	799,506	257,854	418,773	101,155	148,351	2,124,677
EVP Planning & Strategy	2018	353,462	476,806	203,761	369,729	—	101,052	1,504,810
Alaska

(1)

The amounts reported in Stock Awards and Option Awards columns of the Summary Compensation Table above reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of the Company’s financial statements (disregarding any estimate of forfeitures related to service-based vesting conditions). For a discussion of the assumptions and methodologies used to value the awards reported in these columns, please see the discussion of stock awards and option awards contained in Note 12 (Stock-Based Compensation Plans) to the Company’s Consolidated Financial Statements, included as part of the Company’s 2019 Annual Report filed on Form 10-K with the SEC and incorporated herein by reference. For more information about the stock awards and option awards granted in 2019 to the NEOs, please see the discussion under 2019 Grants of Plan-Based Awards below.

(2)

The amounts reported in Stock Awards column of the table above also include the grant date fair value of performance-based stock unit awards granted in 2017, 2018 and 2019 to the NEOs based on the probable outcome (determined as of the grant date) of the performance-based conditions applicable to the awards. The methodology used to determine the probable outcome of the performance-based conditions applicable to the 2017 awards has been replaced by the Company’s use of a Monte Carlo simulation beginning with the awards granted in 2018.  The following table presents the aggregate grant date fair value of these performance-based awards included in the Stock Awards column for 2017, 2018 and 2019, and the aggregate grant date value of these awards assuming that the highest level of performance conditions will be achieved.

	2017 Performance Awards		2018 Performance Awards		2019 Performance Awards
	Aggregate Grant Date Fair Value (Based on Probable Outcome)	Aggregate Grant Date Fair Value (Based on Maximum Performance)	Aggregate Grant Date Fair Value (Based on Probable Outcome)	Aggregate Grant Date Fair Value (Based on Maximum Performance)	Aggregate Grant Date Fair Value (Based on Probable Outcome)	Aggregate Grant Date Fair Value (Based on Maximum Performance)
Name	($)	($)	($)	($)	($)	($)

Bradley D. Tilden	2,088,266	2,677,140	1,319,472	2,581,954	1,479,918	2,915,766
Brandon Pedersen	1,174,622	1,488,250	622,813	1,218,736	714,962	1,408,621
Benito Minicucci	1,487,821	1,893,324	854,587	1,672,250	1,012,330	1,994,437
Andrew R. Harrison	1,174,622	1,488,250	622,813	1,218,736	714,962	1,408,621
Shane R. Tackett			273,513	535,120	535,889	1,055,800

In 2017, the Committee awarded one-time grants of additional PSUs to the NEOs (excluding Mr. Tilden). The awards can range from 0% if the threshold performance is not reached to 200% of target if maximum performance is achieved.

(3)

The Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above includes Performance-Based Pay compensation and Operational Performance Rewards, further described in the Compensation Discussion and Analysis.

(4)

The amount reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table above reflects the year-over-year change in present value of accumulated benefits determined as of December 31 of each year for the Salaried Plan and the Supplementary Retirement Plan, both defined benefit plans, as well as any above-market earnings on each NEO’s account under the Nonqualified Deferred Compensation Plan. The number included in this column is an estimate of the value of future payments and does not represent value received. For the NEOs, company contributions to the DC Supplementary Retirement Plan in lieu of the defined-benefit plan are reported in the Total column and detailed in the table in Footnote (5) below. Mr. Tilden’s and Mr. Tackett’s pension benefits in the Salaried Plan and Mr. Tilden’s benefits in the Supplementary Plan were “hard frozen” effective January 1, 2014.  This means that the benefit payments due upon his retirement were fixed based on his years of service and earnings as of that date.  The value of the liability calculated for purposes of the Summary Compensation Table above increased in both 2017 and 2019 primarily due to decreases in discount rates, but also due to the passage of time and due to changes in actuarial estimates of mortality.  His liability decreased by $280,000 in 2018, but based on disclosure rules, this decrease is not reported in the Summary Compensation Table above.

(5)

The following table presents detailed information on the types and amounts of compensation reported for the NEOs in the All Other Compensation column of the Summary Compensation Table. Each perquisite and other personal benefit is included in the total and identified and, if it exceeds the greater of $25,000 or 10% of the total amount of perquisites and other benefits for that officer, is quantified in the table below. All reimbursements of taxes with respect to perquisites and other benefits are identified and quantified. Tax reimbursements are provided for travel privileges unique to the airline industry. By providing positive-space travel without tax consequences to the NEOs, we are able to deliver a highly valued benefit at a low cost to the Company. In addition, we believe that this benefit provides the opportunity for the NEOs to connect with the Company’s front-line employees. As noted in the Compensation Discussion and Analysis section, in 2019 we paid each of the NEOs a personal benefit allowance for financial planning services equal to 1% of the executive’s base.

					Personal Travel
Name	Company Contribution to 401(k) Account ($)	Company Contribution to DC-OSRP Account ($)	Company Match on Charitable Contributions ($)	State Business Travel Tax Reimbursement ($)	Personal Travel ($)	Taxes Paid on Personal Travel ($)	Other* ($)	Total “All Other Compensation” ($)

Bradley D. Tilden	33,600	154,152	1,600	—	4,568	2,964	18,346	215,230
Brandon S. Pedersen	16,800	80,234	200	11,214	12,459	8,083	28,991	157,981
Benito Minicucci	16,800	104,485		38,590	6,091	3,952	18,262	188,180
Andrew R. Harrison	16,800	80,234		10,041	19,796	12,844	41,017	180,732
Shane R. Tackett (6)	33,600	58,562	1,100	5,885	13,290	8,622	27,292	148,351

*Includes the Company’s incremental cost of providing a flight benefit, annual physical, life insurance premium, and the above-market amount paid for accidental death and dismemberment insurance premiums.

(6)

Mr. Tackett was not a NEO prior to 2018, therefore, only 2018 and 2019 compensation information is included. In January 2020, Mr. Tackett was elected executive vice president finance and chief financial officer to succeed Mr. Pedersen effective March 3, 2020.

2019 Grants of Plan-Based Awards

The following table presents information regarding the incentive awards granted to the NEOs in 2019. Please see the Performance-Based Annual Pay section in the CD&A for a description of the material terms of the non-equity incentive plan awards reported and the Long-Term Equity-Based Pay section for a description of the material terms of the equity-based awards reported. Each of the equity-based awards reported below was granted under the Company’s 2016 Performance Incentive Plan (2016 Plan).

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock	All Other Option Awards:		Grant Date Fair
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Thres- hold (#)	Target (#)	Maximum (#)	Awards: Number of Shares of Stock or Units (#)	Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Value of Stock and Option Awards (1) ($)

Bradley D. Tilden
Stock Options	2/14/19								41,960	66.57	712,749
RSUs	2/14/19							11,000			732,270
PSUs	2/14/19				5,475	21,900	43,800				1,479,918
PBP Plan	N/A	190,125	760,500	1,521,000
Brandon S. Pedersen
Stock Options	2/14/19								20,280	66.57	344,484
RSUs	2/14/19							5,290			352,155
PSUs	2/14/19				2,645	10,580	21,160				714,962
PBP Plan	N/A	99,609	398,438	796,875
Benito Minicucci
Stock Options	2/14/19								28,690	66.57	487,340
RSUs	2/14/19							7,490			498,609
PSUs	2/14/19				3,745	14,980	29,960				1,012,330
PBP Plan	N/A	149,531	598,125	1,196,250
Andrew R. Harrison
Stock Options	2/14/19								20,280	66.57	344,484
RSUs	2/14/19							5,290			352,155
PSUs	2/14/19				2,645	10,580	21,160				714,962
PBP Plan	N/A	99,609	398,438	796,875
Shane R. Tackett
Stock Options	2/14/19								15,180	66.57	257,854
RSUs	2/14/19							3,960			263,617
PSUs	2/14/19				1,983	7,930	15,860				535,889
PBP Plan	N/A	80,400	321,600	643,200

Key:	RSUs – Restricted Stock Units; PSUs – Performance Stock Units; PBP Plan – Performance-Based Pay Plan
(1)

The amounts reported in this column reflects the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of the Company’s financial statements and may or may not be representative of the value eventually realized by the executive. For a discussion of the assumptions and methodologies used to value the awards reported in this column, please see the discussion of stock awards and option awards contained in Note 12 (Stock-Based Compensation Plans) to the Company’s Consolidated Financial Statements, included as part of the Company’s 2019 Annual Report filed on Form 10-K with the SEC and incorporated herein by reference.

Outstanding Equity Awards at 2019 Fiscal Year End

The following table presents information regarding the outstanding equity awards held by each of the NEOs as of December 31, 2019, including the vesting dates for the portions of these awards that had not vested as of that date.

	Option						Stock Awards
Name	Award Date	Number of Securities Underlying Unexer- cised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expir- ation Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested (1) ($)

Bradley D. Tilden
	2/7/11	40,800	—		15.325	2/7/21
	2/14/12	23,360	—		19.00	2/14/22
	2/11/13	37,900	—		24.40	2/11/23
	2/11/14	21,800	—		38.755	2/11/24
	2/10/15	13,600	—		65.370	2/10/25
	2/9/16	11,400	3,800	(2)	65.630	2/9/26
	2/14/17	8,000	8,000	(3)	96.30	2/14/27	7,000	(3)	474,250	13,900	(10)	941,725
	2/13/18	9,312	27,938	(6)	66.89	2/13/28	9,600	(6)	650,400	19,300	(10)	1,307,575
	2/14/19	—	41,960	(9)	66.57	2/14/29	11,000	(9)	745,250	21,900	(10)	1,483,725
Brandon S. Pedersen
	2/10/15	4,215	-		65.370	2/10/25
	2/9/16	3,655	1,828	(2)	65.630	2/9/26
	2/14/17	3,705	3,705	(3)	96.30	2/14/27	3,230	(3)	218,833	6,450	(10)	436,988
	3/7/17									647	(10)	43,834
	2/13/18	4,415	13,245	(6)	66.89	2/13/28	4,560	(6)	308,940	9,110	(10)	617,203
	2/14/19	—	20,280	(9)	66.57	2/14/29	5,290	(9)	358,398	10,580	(10)	716,795
Benito Minicucci
	2/11/13	882	—		24.400	2/11/23
	2/11/14	3,520	—		38.755	2/11/24
	5/12/14	2,230	—		48.945	5/12/24
	2/10/15	9,861	—		65.370	2/10/25
	2/9/16	9,000	3,000	(2)	65.630	2/9/26
	2/14/17	5,065	5,065	(3)	96.30	2/14/27	4,400	(3)	298,100	8,810	(10)	596,878
	3/7/17									517	(10)	35,027
	2/13/18	6,057	18,173	(6)	66.89	2/13/28	6,250	(6)	423,438	12,500	(10)	846,875
	10/2/18	170	510	(8)	66.26	10/2/28	180	(8)	12,195
	2/14/19	—	28,690	(9)	66.57	2/14/29	7,490	(9)	507,448	14,980	(10)	1,014,895

Andrew R. Harrison
	2/11/14	840	—		38.755	2/11/24
	5/12/14	1,500	—		48.945	5/12/24
	2/10/15	3,145	—		65.370	2/10/25
	2/9/16	3,655	1,828	(2)	65.630	2/9/26
	2/14/17	3,705	3,705	(3)	96.30	2/14/27	3,230	(3)	218,833	6,450	(10)	436,988
	3/7/17									647	(10)	43,834
	2/13/18	4,415	13,245	(6)	66.89	2/13/28	4,560	(6)	308,940	9,110	(10)	617,203
	2/14/19	—	20,280	(9)	66.57	2/14/29	5,290	(9)	358,398	10,580	(10)	716,795

	Option						Stock Awards
Name	Award Date	Number of Securities Underlying Unexer- cised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expir- ation Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested (1) ($)

Shane R. Tackett
	2/10/15	925	—		65.370	2/10/25
	2/9/16	1,312	438	(2)	65.630	2/9/26
	2/14/17	930	930	(3)	96.30	2/14/27	810	(3)	54,878	1,630	(10)	110,433
	3/7/17						557	(4)	37,737	557	(10)	37,737
	8/3/17	390	390	(5)	84.99	8/3/2027	330	(5)	22,358
	2/13/18	1,935	5,805	(6)	66.89	2/13/28	2,000	(6)	135,500	4,000	(10)	271,000
	9/10/18	942	2,828	(7)	68.15	9/10/28	1,020	(7)	69,105
	2/14/19	—	15,180	(9)	66.57	2/14/29	3,960	(9)	268,290	7,930	(10)	537,258

(1)

The dollar amounts shown in these columns are determined by multiplying the number of restricted stock or performance stock units, respectively, by $67.75 (the closing price of Air Group stock on 12/31/19).

(2)	The unvested options under the 2/9/16 grant became vested on 2/10/19 as follows: Mr. Tilden – 3,800; Mr. Pedersen – 1,828; Mr. Minicucci – 3,000; Mr. Harrison – 1,828; and Mr. Tackett – 438.
(3)

The RSUs awarded on 2/14/17 became fully vested on 2/14/20.  The unvested options under the 2/14/17 grant have or are scheduled to become vested as follows:  Mr. Tilden – 4,000 on 2/14/20 and 4,000 on 2/14/21; Mr. Pedersen – 1,852 on 2/14/20 and 1,853 on 2/14/21; Mr. Minicucci – 2,532 on 2/14/20 and 2,533 on 2/14/21;  Mr. Harrison – 1,852 on 2/14/20 and 1,853 on 2/14/21 and Mr. Tackett –465 on 2/14/20 and 465 on 2/14/21.

(4)	The RSUs awarded to Mr. Tackett on 3/7/17 became fully vested on 3/7/2020.
(5)	The RSUs awarded to Mr. Tackett on 8/3/17 are scheduled to vest on 8/3/20. The unvested options under the 8/3/17 grant have or are scheduled to vest as follows: 195 on 8/3/20 and 195 on 8/3/21.
(6)

The RSUs awarded on 2/13/18 are scheduled to become fully vested on 2/13/21.  The unvested options under the 2/13/18 grant have or are scheduled to become vested as follows:  Mr. Tilden –9,313 on 2/13/20, 9,312 on 2/13/21 and 9,313 on 2/13/22; Mr. Pedersen – 4,415 on 2/13/20, 4,415 on 2/13/21 and 4,415 on 2/13/22; Mr.  Minicucci –6,058 on 2/13/20, 6,057 on 2/13/21 and 6,058 on 2/13/22; Mr. Harrison –4,415 on 2/13/20, 4,415 on 2/13/21 and 4,415 on 2/13/22; and Mr. Tackett –1,935 on 2/13/20, 1,935 on 2/13/21 and 1,935 on 2/13/22.

(7)

The RSUs awarded to Mr. Tackett on 9/10/18 are scheduled to become fully vested on 9/10/21.  The unvested options under the 9/10/18 grant are scheduled to become vested as follows: 943 on 9/10/20, 942 on 9/10/21 and 943 on 9/10/22.

(8)

The RSUs awarded to Mr. Minicucci on 10/2/18 are scheduled to become fully vested on 10/2/21.  The unvested options under the 10/2/18 grant are scheduled to become vested as follows:  170 on 10/2/20, 170 on 10/2/21, and 170 on 10/2/22.

(9)

The RSUs awarded on 2/14/19 are scheduled to become fully vested on 2/14/22.  The unvested options under the 2/14/19 grant have or are scheduled to become vested as follows:  Mr. Tilden – 10,490 on 2/14/20, 10,490 on 2/14/21, 10,490 on 2/14/22 and 10,490 on 2/14/23; Mr. Pedersen – 5,070 on 2/14/20, 5,070 on 2/14/21, 5,070 on 2/14/22 and 5,070 on 2/14/23; Mr. Minicucci – 7,172 on 2/14/20, 7,173 on 2/14/21, 7,172 on 2/14/22 and 7,173 on 2/14/23; Mr. Harrison -- 5,070 on 2/14/20, 5,070 on 2/14/21, 5,070 on 2/14/22 and 5,070 on 2/14/23; and Mr. Tackett – 3,795 on 2/14/20, 3,795 on 2/14/21, 3,795 on 2/14/22 and 3,795 on 2/14/23

(10)

The PSUs reported in this column are eligible to vest based on the Company’s performance over three-year periods as described in the Compensation Discussion and Analysis above. The PSUs granted on 2/14/17 vested on 2/11/20 based on the goals set for a three-year performance period ending 12/31/19. The PSUs granted on 2/13/18 are eligible to vest based on the goals set for a three-year performance period ending 12/31/20 and the PSUs granted on 2/14/19 are eligible to vest based on the goals set for a three-year performance period ending 12/31/21.  The outstanding PSUs granted on 3/7/17 reported in this column are eligible to vest on 12/31/19 based on the goals set on 3/7/17 for a one-year performance periods ending on 12/31/19.

2019 Option Exercises and Stock Vested

The following table presents information regarding the exercise of stock options by the NEOs during 2019 and the vesting during 2019 of other stock awards previously granted to the NEOs.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)

Bradley D. Tilden	—	—	20,842	1,379,262
Brandon S. Pedersen	1,330	29,251	11,318	749,474
Benito Minicucci	1,529	8,501	17,756	1,174,139
Andrew R. Harrison	—	—	11,318	749,474
Shane R. Tackett	770	24,120	4,073	264,275

(1)

The amounts shown in Value Realized on Exercise column above for option awards are determined by multiplying the number of exercised shares by the difference between the per-share closing price of the Company’s common stock on the date of exercise and the exercise price of the options. The amounts shown in Value Realized Upon Vesting column above for stock awards are determined by multiplying the number of vested units by the per-share closing price of the Company’s common stock on the vesting date.

Pension and Other Retirement Plans

The Company maintains two primary defined-benefit plans covering Mr. Tilden and Mr. Tackett. The Alaska Air Group, Inc. Retirement Plan for Salaried Employees (the Salaried Retirement Plan) is a qualified defined-benefit employee retirement pension plan, and Mr. Tilden and Mr. Tackett participate in this plan on the same general terms as other eligible employees. The Alaska Air Group, Inc. 1995 Elected Officers Supplementary Retirement Plan (the Supplementary Retirement Plan) is a nonqualified defined benefit plan, in which Mr. Tilden and Mr. Tackett also participate. Mr. Pedersen, Mr. Minicucci, and Mr. Harrison participate in the defined-contribution plans (as described below) in lieu of these defined-benefit plans.

The following table presents information regarding the present value of accumulated benefits that may become payable to the NEOs under the qualified and nonqualified defined-benefit plans.

Name	Plan Name	Number of Years Credited Service (1) (#)	Present Value of Accumulated Benefit (1) ($)	Payments During Last Fiscal Year ($)

Bradley D. Tilden	Salaried Retirement Plan	22.844	1,681,807	N/A
	Supplementary Retirement Plan	14.919	3,014,989	N/A
Brandon S. Pedersen (2)	Salaried Retirement Plan	N/A	N/A	N/A
	Supplementary Retirement Plan	N/A	N/A	N/A
Benito Minicucci (2)	Salaried Retirement Plan	N/A	N/A	N/A
	Supplementary Retirement Plan	N/A	N/A	N/A
Andrew R. Harrison (2)	Salaried Retirement Plan	N/A	N/A	N/A
	Supplementary Retirement Plan	N/A	N/A	N/A
Shane R. Tackett	Salaried Retirement Plan	13.058	334,860	N/A
	Supplementary Retirement Plan	N/A	N/A	N/A

(1)

The years of credited service through December 31, 2013, when the Plan was frozen, and the present value of accumulated benefits as of December 31, 2019 assume that each NEO retires at normal retirement age and that benefits are paid out in accordance with the terms of each plan described below. For a description of the material assumptions used to calculate the present value of accumulated benefits shown above, please see Note 8 (Employee Benefits Plans) to the Company’s Consolidated Financial Statements, included as part of the Company’s 2019 Annual Report filed on Form 10-K with the SEC and incorporated herein by reference.

(2)

In lieu of participation in the defined-benefit plans, Mr. Pedersen, Mr. Minicucci, and Mr. Harrison receive a contribution to the Company’s defined-contribution plans. Specifically, in lieu of participation in the Salaried Retirement Plan: Mr. Pedersen, Mr. Minicucci, and Mr. Harrison each receive a Company match contribution to the AlaskaSaver 401(k) Plan up to 3% of eligible compensation, plus an additional employer contribution of 3% of eligible compensation. In lieu of the Supplementary Retirement Plan, Mr. Pedersen, Mr. Minicucci, and Mr. Harrison are also eligible to participate in the Nonqualified Deferred Compensation Plan, which is further described below.

Salaried Retirement Plan

The Salaried Retirement Plan is a tax-qualified, defined-benefit retirement pension plan for certain salaried Alaska Airlines employees hired prior to April 1, 2003. Mr. Tilden and Mr. Tackett are fully vested in their accrued benefits under the Salaried Retirement Plan. Benefits payable under the Salaried Retirement Plan are generally based on years of credited service with the Company and its affiliates and final average base salary for the five highest complete and consecutive calendar years of an employee’s last ten complete calendar years of service. The annual retirement benefit at age 62 (normal retirement age under the Salaried Retirement Plan) is equal to 2% of the employee’s final average base salary times years of credited service (limited to 40 years). Annual benefits are computed on a straight-life annuity basis beginning at normal retirement age. Benefits under the Salaried Retirement Plan are not subject to offset for Social Security benefits.

On June 20, 2011, the Board amended the Salaried Retirement Plan to provide that effective January 1, 2014, the plan would be frozen so that participants in the plans would not accrue any benefits with respect to services performed or compensation earned on or after that date.

The tax law limits the annual benefits that may be paid from a tax-qualified retirement plan. For 2019, this limit on annual benefits was $225,000.

Supplementary Retirement Plans

In addition to the benefits described above, Mr. Tilden is eligible to receive retirement benefits under the Supplementary Retirement Plan. This plan is a non-qualified, unfunded, defined-benefit plan. Normal retirement benefits are payable once the officer reaches age 60. Benefits are calculated as a monthly amount on a straight-life annuity basis. In general, the monthly benefit is determined as a percentage (50% to 75% of a participant’s final average monthly base salary) based on the officer’s length of service with the Company and length of service as an elected officer.

This benefit amount is subject to offset by the amount of the officer’s Social Security benefits and the amount of benefits paid under the Salaried Retirement Plan to the extent such benefits were accrued after the officer became a participant in the Supplementary Retirement Plan. (There is no offset for any Salaried Retirement Plan benefits accrued for service before the officer became a participant in the Supplementary Retirement Plan.)

Participants in the Supplementary Retirement Plan become fully vested in their benefits under the plan upon attaining age 50 and completing 10 years of service as an elected officer. Plan benefits will also become fully vested upon a change in control of the Company or upon termination of the participant’s employment due to death or disability.

On June 20, 2011, the Board of Directors amended the Supplementary Retirement Plan to provide that, effective January 1, 2014, the plan would be frozen so that participants in the plan would not accrue any benefits with respect to services performed or compensation earned on or after that date. The Board also amended the Supplementary Retirement Plan so that, effective January 1, 2014, officers who previously participated in the Supplementary Retirement Plan, and are then employed by the Company, will be eligible to participate in the DC Supplementary Retirement Plan. Under the DC Supplementary Retirement Plan, the Company contributes up to 12% of Mr. Tilden’s eligible wages.

In lieu of the Supplementary Retirement Plan, the other NEOs participate in the Company’s DC Supplementary Retirement Plan. This plan is a defined-contribution plan. Under this plan, the Company contributes 10% of the eligible wages of Mr. Pedersen, Mr. Minicucci, Mr. Harrison, and Mr. Tackett, as defined in plan documents, minus the maximum legal Company contribution that the Company made, or could have made, under the Company’s qualified defined-contribution plan (the 401(k) plan).

2019 Nonqualified Deferred Compensation

Under the Nonqualified Deferred Compensation Plan, the NEOs and other key employees may elect to receive a portion of some or all of their Performance-Based Pay awards on a deferred basis.  Participants under the plan have the opportunity to elect among several investment funds, which mirror the funds offered under the Company’s 401(k) plan, for purposes of determining the return of their plan assets.  In addition, the plan also offers an interest-bearing option with a rate equal to the yield on a Moody’s index of Ba2-rated industrial bonds as of November of the preceding year, rounded to the nearest one-quarter of one percent, for certain prior deferred amounts. Subject to applicable tax laws, amounts deferred under the plan are generally distributed on termination of the participant’s employment, although participants may elect an earlier distribution date and may elect payment in a lump sum or installments.

The following table presents information regarding the contributions to and earnings on the NEOs’ balances under the Company’s nonqualified deferred compensation plans during 2019, and also shows the total deferred amounts for the NEOs as of December 31, 2019.

	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY (1) ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

Bradley D. Tilden	—	146,530	197,270	—	991,446
Brandon S. Pedersen	—	76,305	120,140	—	770,163
Benito Minicucci	—	90,209	59,837	—	757,119
Andrew R. Harrison	—	72,625	114,643	—	653,252
Shane R. Tackett	—	42,426	71,132	—	325,785

(1)

The amounts in this column represent contributions by the Company to the executive’s account made during 2019.  These amounts were determined with reference to the executive’s compensation for 2018 and have previously been reported in the Summary Compensation Table as 2018 compensation for the executive.

Potential Payments Upon Change in Control and Termination

The Company has entered into change in control agreements with Messrs. Tilden, Pedersen, Minicucci, Harrison and Tackett. Under these agreements, if a change of control occurs, an “employment period” of three years would go into effect. During the employment period, these five executives would be entitled to:

•	receive the highest monthly salary the executive received at any time during the 12-month period preceding the change in control;
•

receive an annual incentive payment equal to the higher of the executive’s target Performance-Based Pay Plan incentive or the average of the executive’s annual incentive payments for the three years preceding the year in which the change in control occurs;

•	continue to accrue age and service credit under the Company’s qualified and non-qualified defined benefit retirement plans; and
•	participate in fringe benefit programs that are at least as favorable as those in which the executive was participating prior to the change in control.

If the executive’s employment is terminated by the Company without cause or by the executive for “good reason” during the employment period (or, in certain circumstances, if such a termination occurs prior to and in connection with a change in control), the executive would be entitled to receive a lump-sum payment equal to the value of the payments and benefits identified above that the executive would have received had he continued to be employed for the entire employment period. The amount an executive would be entitled to receive would be reduced on a pro-rata basis for any time the executive worked during the employment period. (The terms “cause,” “good reason” and “change in control” are each defined in the change-in-control agreements.) In 2012, the Company eliminated the conditional gross-up provision in favor of a modified cap provision for all executives. Under this provision, in the event that change-in-control benefits exceed the threshold amount that would trigger an excise tax under Section 280G of the Internal Revenue Code, the executive would receive the larger of the following amounts:

1.	the “safe harbor amount,” which is equal to the level at which excise taxes are triggered; or
2.	the full change-in-control benefits if, after receipt of the full change-in-control benefits and payment of the excise tax, the after-tax amount is greater than the safe harbor amount.

In addition, outstanding and unvested stock options, RSUs and the target number of PSUs would become vested under the terms of our equity plans. Under the 2008 Performance Incentive Plan and the 2016 Plan, awards will not vest unless a termination of employment without cause or for good reason also occurs or an acquirer does not assume outstanding awards. Finally, the executive’s unvested benefits under the Supplementary Retirement Plan would vest on a change in control whether or not the executive’s employment was terminated. The outstanding equity awards held by the executives as of December 31, 2019, are described in this Proxy Statement under Outstanding Equity Awards at Fiscal Year End and each executive’s accrued benefits under our retirement plans are described under Pension and Other Retirement Plans.

In the event the executive’s employment terminates by reason of death, disability or retirement, whether or not subsequent to a change in control, (1) RSUs would become vested under the terms of the grant agreements; (2) a prorated portion of the PSUs would vest at the conclusion of the performance period based on actual performance and the portion of the performance period in which the executive was employed; and (3) stock options would become fully vested upon death or disability and vested to the extent they would have vested in the next three years upon retirement. Stock options would remain exercisable for three years following termination of employment or until their expiration date, whichever comes first.

Calculations

The tables below include the estimated potential cost to the Company of providing the benefits shown to each of the NEOs as if each executive’s employment had terminated due to retirement, death or disability, termination without cause, or change in control on December 31, 2019. The value of accelerated vesting shown in the Equity Acceleration column below assumes any PSUs pay at target. As described above, except for the equity acceleration value, the amount an executive would be entitled to receive would be reduced on a pro-rata basis for any time the executive worked during the employment period.

These calculations are estimates for proxy disclosure purposes only. Actual payments may differ based on factors such as transaction price, timing of employment termination and payments, methodology for valuing stock options, changes in compensation, and other factors.

Retirement

	Cash Severance ($)	Enhanced Retirement Benefit ($)	Benefit Continuation ($)	Lifetime Airfare Benefit (3) ($)	Equity Acceleration (4) ($)	Total ($)

Bradley D. Tilden	0	0	0	6,619	3,749,264	3,755,883
Brandon S. Pedersen (1)(2)	0	0	0	22,486	1,852,854	1,875,340
Benito Minicucci	0	0	0	11,950	2,518,608	2,530,558
Andrew R. Harrison	0	0	0	35,576	1,852,854	1,888,430
Shane R. Tackett	0	0	0	24,550	960,589	985,139

(1)

As mentioned in the CD&A above, Mr. Pedersen resigned March 2, 2020 as the Company’s chief financial officer after serving in this role for 10 years. As previously disclosed in the Company’s 2019 Form 10-K, the Compensation Committee approved the terms of an agreement entered into by the Company and Mr. Pedersen (the “Retirement & Release Agreement”).  Under the Retirement & Release Agreement, Mr. Pedersen will receive in 2021 a pro-rated amount of the award he would have received for 2020 under the Company’s Performance Based Pay Plan had he remained employed through the end of the 2020. The estimated target payout for that benefit is approximately $87,000, subject to change based on actual performance.

(2)

Mr. Pedersen is also deemed to have met the requirements to receive benefits under the Company’s Travel Benefits for Former Officers policy, of which he met all qualifications of tenure and would have otherwise received in 19 months.  In addition, his resignation will be treated as a “retirement” for purposes of his outstanding equity awards granted by the Company, such that his awards of stock units that are subject to performance-based vesting will remain outstanding until the end of the applicable performance period and vest on a pro-rated basis based on the Company’s performance against the goals established and the period of his employment with the Company during each period. His awards of stock units that are subject only to time-based vesting will vest in full upon his resignation.  Any portion of Mr. Pedersen’s outstanding and unvested stock options that are scheduled to vest within three years after his retirement date will continue to vest will remain exercisable for three years following his retirement.  The Retirement Agreement also included a non-competition commitment for a period of 24 months following his retirement and other covenants favorable to the Company.

Death or Disability

	Cash Severance ($)	Enhanced Retirement Benefit ($)	Benefit Continuation ($)	Lifetime Airfare Benefit (3) ($)	Equity Acceleration (4) ($)	Total ($)

Bradley D. Tilden	0	0	0	6,619	3,761,642	3,768,261
Benito Minicucci	0	0	0	22,486	1,858,836	1,881,322
Brandon S. Pedersen	0	0	0	11,950	2,527,072	2,539,022
Andrew R. Harrison	0	0	0	35,576	1,858,836	1,894,412
Shane R. Tackett	0	0	0	24,550	965,067	989,617

Termination Not in Relation to Change in Control

(Other than Death, Disability or Retirement (9)

Name	Cash Severance ($)	Enhanced Retirement Benefit ($)	Benefit Contin- uation ($)	Lifetime Airfare Benefit ($)	Equity Acceleration ($)	Total ($)

Bradley D. Tilden	0	0	0	0	0	0
Benito Minicucci	0	0	0	0	0	0
Brandon S. Pedersen	0	0	0	0	0	0
Andrew R. Harrison	0	0	0	0	0	0
Shane R. Tackett	0	0	0	0	0	0

Change in Control

	Cash Severance (5) ($)	Enhanced Retirement Benefit (6) ($)	Benefit Continuation (7) ($)	Lifetime Airfare Benefit (3) ($)	Equity Acceleration (8) ($)	Excise Tax ($)	Cutback Due to Modified Cap ($)	Total ($)

Bradley D. Tilden	4,672,711	564,207	48,303	6,619	5,684,520	0	0	10,976,360
Brandon S. Pedersen	3,037,584	292,574	103,757	22,486	2,783,048	0	0	6,239,449
Benito Minicucci	3,488,833	338,508	74,660	11,950	3,826,483	0	0	7,740,434
Andrew R. Harrison	3,026,174	292,574	136,463	35,576	2,783,048	0	0	6,273,835
Shane R. Tackett	2,231,251	232,529	92,831	24,550	1,593,326	0	0	4,174,487

(3)

All employees, including NEOs, who retire from active service and meet the applicable age and service requirements are eligible for non-revenue, standby flight benefits on Alaska Airlines.  NEOs are also eligible for positive-space flight benefits if they meet certain age and service requirements upon separation from employment.  Messrs. Tilden, Pedersen, Minicucci, Harrison and Tackett qualify for these benefits under all termination scenarios. The amounts in this column represent the present value of this benefit, calculated using a discount rate equal to 120% of the long-term AFR for December 2019 and Code Section on 417(e) mortality for 2020, described in this Proxy Statement under Pension and Other Retirement Benefits. Other assumptions include that the lifetime average annual usage is equal to actual average annual usage amounts in 2017 through 2019, and that the annual value of the benefit is equal to the annual incremental cost to the Company, which will be the same as the average of the incremental cost incurred to provide air travel benefits to the executive in those years as disclosed under All Other Compensation in the Summary Compensation Table.

(4)

These amounts represent the “in-the-money” value of unvested stock options and the face value of unvested restricted circumstances described above based on a stock price of $67.75 (the closing price of Air Group common stock on 12/31/19), including the value of performance shares at the target number of shares prorated by the completed portion of the performance period.  The value of the extended term of the options is not reflected in the table because it is assumed that the executive’s outstanding stock options would be cashed out by the acquiring company pursuant to a change in control.

(5)

These values represent the sum of (a) the executive’s highest rate of base salary during the preceding 12 months and (b) the higher of the executive’s target incentive or his average incentive for the three preceding years, multiplied by the number of years in the employment period.

(6)

These values represent the sum of (a) the matching contribution the executive would have received under the Company’s qualified defined contribution plan had the executive continued to contribute the maximum allowable amount during the employment period, and (b) the contribution the executive would have received under the Company’s nonqualified defined contribution plan had the executive continued to participate in the plan during the employment period.

(7)

These values represent the estimated cost of (a) 18 months of premiums under the Company’s medical, dental and vision programs, and (b) three years of continued participation in life, disability, accidental death insurance and other fringe benefit programs.

(8)

These amounts represent the “in-the-money” value of unvested stock options and the face value of the unvested restricted circumstances described above based on a stock price of $67.75 (the closing price of Air Group common stock on 12/31/19).  The value of the extended term of the options is not reflected in the table because it is assumed that the executive’s outstanding stock options would be cashed out by the acquiring company pursuant to a change in control.  These amounts assume full acceleration of performance shares upon a change in control at the target number of shares.

(9)

In the event of termination not in relation to change in control (other than death, disability or retirement), Messrs. Tilden, Pedersen, Minicucci, Harrison and Tackett will not receive any payments under their change-in-control agreements.

CEO Pay Ratio

We are providing the following information about the relationship of the median annual total compensation of the Company’s employees and the annual total compensation of Mr. Tilden, the Company’s CEO, pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K.

For 2019, the Company’s last completed fiscal year:

•	the median of the annual total compensation of all employees of the Company (other than the CEO) was $64,528; and
•	the annual total compensation of the CEO was $5,533,320.

Based on this information, for 2019 the ratio of the annual total compensation of the CEO to the median of the annual total compensation of all employees was 85.8. to 1.  The Company believes this ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

To identify the median of the annual total compensation of all company employees, we used the following methodology, assumptions and estimates:

Selection of Determination Date.  SEC rules require the Company to select a date within the last three months of the fiscal year.  We selected December 31, 2019 as the date upon which the “median employee” would be identified.

Determination of Adjusted Employee Population.  We determined that, as of December 31, 2019, the employee population for purposes of this disclosure, after taking into consideration certain adjustments permitted by SEC rules (as described below), consisted of 23,632 individuals.  This population includes all employees, whether employed on a full-time, part-time, temporary or seasonal basis.  However, as permitted under SEC rules, we excluded non-U.S. employees as they make up less than 5% of the Company’s total employee population.  As of December 31, 2019, the Company’s subsidiaries employed 55 employees in Canada, two (2) employees in Costa Rica, and 92 employees in Mexico, as compared to a total global employee population of 23,781 (i.e., 23,632 U.S., 149 non-U.S.).  The Company did not employ any other non-U.S. employees as of December 31, 2019.

Identification of Median Employee.  To identify the median employee from the Company’s adjusted employee population outlined above, after excluding the CEO, we compared the amount of gross earnings of these employees as reflected in payroll records.  We identified the median employee using this compensation measure, which was consistently applied to all employees included in the calculation.  We then identified the employee whose wages fell at the midpoint of the distribution.

Calculation of Annual Total Compensation.  Once the median employee was identified, all of the elements of such employee’s compensation for 2019 were combined in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K (i.e., the same rules used to determine the CEO’s total compensation for 2019 as reported in the Summary Compensation Table), resulting in annual total compensation of $64,528, including the estimated value of such employee’s non-discriminatory benefits (estimated for the employee and such employee’s eligible dependents at $7,539).

With respect to the annual total compensation of the CEO, we used the amount reported in the “Total” column of the 2019 Summary Compensation Table included in this Proxy Statement plus the estimated value of the CEO’s non-discriminatory benefits for a total amount of $5,533,320.

The Company believes the methodology, assumptions and estimates described above to be reasonable given the specific employee population.  Companies are permitted under SEC rules to exercise significant flexibility and discretion in determining the methodology used to comply with the requirements of this disclosure.  As acknowledged by the SEC, this flexibility could reduce the comparability of disclosed pay ratios across companies.  Therefore, the pay ratio may not necessarily be representative of or comparable to pay ratios disclosed by other companies in the airline industry or otherwise.

AUDIT COMMITTEE MATTERS

Proposal 3:  Ratification of the Appointment of the Company’s Independent Registered Public Accountants

The Audit Committee has selected KPMG LLP (KPMG) as the Company’s independent registered public accountants (the independent accountants) for fiscal year 2020, and the Board is asking stockholders to ratify that selection. Although current law, rules, and regulations, as well as the charter of the Audit Committee, require the Audit Committee to engage, retain, and supervise the independent accountants, the Board considers the selection of the independent accountants to be an important matter of stockholder concern and is submitting the selection of KPMG for ratification by stockholders as a matter of good corporate practice.

The affirmative vote of holders of a majority of the shares of common stock represented at the Annual Meeting, in person and by proxy, and entitled to vote on the matter is required to ratify the selection of KPMG as the Company’s independent accountants for the current fiscal year.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

Independent Registered Public Accountants

Selection of Independent Accountants for the Current Fiscal Year

The Audit Committee has selected, and is recommending that stockholders ratify, KPMG LLP (KPMG) as the Company’s independent accountants for the 2020 fiscal year. KPMG also served as the Company’s independent accountants for fiscal year 2018 and 2019. Representatives of KPMG are expected to attend the Company’s annual meeting of stockholders to respond to questions from stockholders and will have the opportunity to make a statement, if they wish to do so.

Fees Paid to Independent Accountants

During fiscal years 2019 and 2018, the Company retained KPMG as its independent accountants. Below are the fees paid for the services described during each of the two years:

2019
Audit Fees for the Company’s Annual Financial Statements and Quarterly Reviews (1)	$1,982,040
Audit-Related Fees (2)	$28,200
Tax Fees	$0
All Other Fees	$0
Total Fees for 2019	$2,010,240
2018
Audit Fees for the Company’s Annual Financial Statements and Quarterly Reviews (1)	$1,988,464
Audit-Related Fees (2)	$72,000
Tax Fees	$0
All Other Fees	$0
Total Fees for 2018	$2,060,464

(1)

Audit fees represent the arranged fees for the years presented, including the annual audit of internal controls as mandated under Sarbanes-Oxley Section 404. Audit fees also include fees of $97,122 in 2019 related to the implementation of the new lease accounting standard and $166,476 in 2018 related to the implementation of the revenue recognition and lease accounting standards, and out-of-pocket expenses reimbursed during the respective year.

(2)

Includes fees paid for professional services in connection with (i) the audit of passenger facility charges and examination of related controls and (ii) agreed-upon procedures for the U.S. Citizenship and Immigration Services in all years.

Independent Accountant Engagement Policy

The Audit Committee has established and annually reviews an Independent Accountant Engagement Policy designed to ensure that the Company’s independent accountants perform services independently and with the highest integrity and professionalism. In addition to certain specific prohibited services, the Audit Committee considers whether any service provided by the independent accountants may impair the firm’s independence in fact or appearance.

The policy provides that any engagement of the Company’s outside accountant must be consistent with principles determined by the SEC, namely, whether the independent accountants are capable of exercising impartial judgment on all issues encompassed within the accountants’ engagement.

Permitted services under the policy include audit services, audit-related services, certain tax services and certain other services not prohibited by SEC rules or other federal regulations. Before retaining its independent accountants for non-audit services, the Audit Committee considers factors such as whether the services might compromise the accountants’ independence, whether the accountants are the best provider for the services, and whether the proportion of audit to non-audit services is appropriate.

All services must be pre-approved by the Audit Committee except for certain services other than audit, review, or attestation services that meet the “de minimis exception” under Regulation S-X Rule 2-01 of the rules of the SEC, namely:

•	the aggregate amount of fees paid for all such services is not more than 5% of the total fees paid by the Company to its accountants during the fiscal year in which the services are provided;
•	such services were not recognized by the Company at the time of the engagement to be non-audit services; and
•	such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit.

During fiscal years 2019 and 2018, there were no such services that were performed pursuant to the “de minimis exception.”

Audit Committee Report

The following report of the Audit Committee shall not be deemed to be soliciting material or to be filed with the SEC under the Exchange Act or incorporated by reference in any document so filed.

Review of the Company’s Audited Financial Statements

The Audit Committee has reviewed and discussed with management and KPMG, the Company’s independent accountants, the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019. The Committee believes that management maintains an effective system of internal controls that results in fairly presented financial statements.

The Audit Committee has discussed with KPMG the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard 1301 (Communications with Audit Committees), as amended, as adopted by the PCAOB.

The Committee has also received and reviewed the written disclosures and the KPMG letter required by PCAOB Rule 3526, Communicating with Audit Committees Concerning Independence, and has discussed with KPMG their independence.

Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Alaska Air Group’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Audit Committee Charter

The Audit Committee has adopted a written charter, which is posted on the Company’s website at www.alaskaair.com under About Alaska/Investor Relations. It describes the roles of the Audit Committee and the independent accountants (for which the Audit Committee approves the appointment and compensation and whom the Committee oversees). In addition, it describes the Audit Committee’s relationship to internal audit and the Committee’s responsibilities with regard to assessing the Company’s internal controls and enterprise risk.

Audit Committee Independence and Financial Expertise

All members of the Audit Committee meet the independence, financial literacy and experience requirements of the NYSE and of the SEC. The SEC requires that at least one member qualify as a “financial expert” as defined pursuant to the Sarbanes-Oxley Act.

Mr. Yeaman’s prior experience as a chief financial officer of a public company and Ms. Bedient’s prior experience as a public company chief financial officer and former partner of a global accounting firm qualifies each of them as a financial expert.

Audit Committee of the Board of Directors

Eric K. Yeaman, Chair

Patricia M. Bedient, Member

Dhiren R. Fonseca, Member

Susan J. Li, Member

STOCKHOLDER PROPOSALS

Proposal 4 – Stockholder Proposal regarding Political Spending Disclosure

Mr. John Chevedden has given notice to present a proposal at the 2020 Annual Meeting. Mr. Chevedden’s address is 2215 Nelson Ave. Apt. 205, Redondo, Beach, CA 90278-2453, and he represents that he has continuously owned no less than 100 shares of the Company's common stock since October 1, 2018.  Mr. Chevedden’s proposal and supporting statement, as submitted to the Company, appear below.

The Board of Directors opposes adoption of Mr. Chevedden’s proposal and asks stockholders to review the Board's response, which follows Mr. Chevedden’s proposal and supporting statement below.

The affirmative vote of the holders of a majority of the shares of common stock present, in person or represented by proxy at the meeting and entitled to vote is required to approve this proposal.

Resolved, Shareholders request that the Company provide a report, updated semiannually, disclosing the Company’s:

1.

Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.

2.	Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:
a.	The identity of the recipient as well as the amount paid to each; and
b.	The title(s) of the person(s) in the Company responsible for decision-making.

The report shall be presented to the board of directors or relevant board committee and posted on the Company’s website within 12 months from the date of the annual meeting.  This proposal does not encompass lobbying spending.

Supporting Statement

As long-term shareholders of Alaska Air, I support transparency and accountability in corporate electoral spending.  This includes any activity considered intervention in a political campaign under the Internal Revenue Code, such as direct and indirect contributions to political candidates, parties, or organizations, and independent expenditures or electioneering communications on behalf of federal, state, or local candidates.

Disclosure is in the best interest of the company and its shareholders.  The Supreme Court recognized this in its 2010 Citizens United decision, which said, “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way.  This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.”

I acknowledge that Alaska Air publicly discloses a policy on corporate political spending.  I believe this is deficient because the company does not disclose any of its election-related spending from corporate funds.  Publicly available records show Alaska Air has contributed at least $480,000 in corporate funds since the 2010 election cycle (CQMoneyLine: http://moneyline.cq.com; National Institute on Money in State Politics: http://www.followthemoney.org).

However, relying on publicly available data does not provide a complete picture of the Company’s electoral spending.  For example, the Company’s payments to trade associations that may be used for election-related activities are undisclosed and unknown.  This proposal asks the Company to disclose all of its electoral spending, including payments to trade associations and other tax-exempt organizations, which may be used for electoral purposes.  This would bring our Company in line with a growing number of leading companies, including Norfolk Southern, Union Pacific, and United Parcel Service, which present this information on their websites.

The Company’s Board and shareholders need comprehensive disclosure to fully evaluate the use of corporate assets in elections.

Please vote for this important governance reform:

Political Spending Disclosure – Proposal 4

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL 4 FOR THE FOLLOWING REASONS:

The Air Group Board of Directors has considered this proposal, as well as the views of its long-term stockholders, and believes this proposal does not serve the best interests of the Company or its stockholders and recommends a vote AGAINST it because:

•

Most of the information sought by the proposal is already publicly available pursuant to existing laws and regulations, including in the form of public disclosures made by the Company to relevant regulatory bodies.

•

The Board has adopted a formal policy regarding political activities, political contributions, and transparency, which is publicly available at www.alaskaair.com under About Alaska/Investor Relations under Governance/Governance Documents. The Governance and Nominating Committee (the Committee in this section) monitors compliance with the Company’s Policy on Political Contributions and Engagement.  Management reports at least semi-annually to the Committee regarding political contributions made by the Company and the Company’s Political Action Committee (PAC), including the purpose and benefit of the political contributions.

•	Additional disclosure would be duplicative and potentially misleading and would not be in the best interests of stockholders.

The Board believes that transparency and accountability in public spending is consistent with the Company’s values; however, the Board also believes that the Company’s current practices are consistent with applicable laws and regulations as well as similar practices at other companies.

Significant disclosure regarding the Company’s political contributions and related activities is already publicly available

The Company is subject to extensive regulation at the federal, state and local levels, and is committed to complying with applicable campaign finance laws and other laws related to political contributions.  Consistent with federal campaign finance laws, the Company does not make corporate contributions to federal candidates, political parties or political committees.  Any federal political contributions are made solely by the Company’s non-partisan PAC, which is funded exclusively through individual employees’ voluntary contributions.  Some states permit corporate contributions to candidates or political parties or initiatives, and the Company complies with all such laws and regulations.

All contributions to and expenditures by the Company’s non-partisan PAC are disclosed on publicly accessible and easily searchable databases maintained by appropriate regulatory bodies.  First, the PAC files monthly reports of receipts and disbursements as required by the Federal Election Commission (FEC), which are publicly available at http://fec.gov.  Second, the Company and each of the Company’s registered lobbyists file semi-annual reports disclosing political contributions with the Secretary of the U.S. Senate and the Clerk of the U.S. House of Representatives.  Searchable copies of these reports are available at http://www.senate.gov/lobby and http://lobbyingdisclosure.house.gov/.  The contributions made directly by the Company to state and local candidates are generally required to be disclosed by the recipient or, in some cases, by the Company.  These disclosures are publicly accessible and searchable via online databases.

The Company has procedures in place to promote transparency and accountability and to effectively oversee decisions regarding political contributions and participation in the U.S. political process

The Air Group Board of Directors has adopted a formal policy regarding political disclosures that sets forth the Company’s practices regarding its political contribution and engagement processes.  The policy is available at www.alaskaair.com under About Alaska/Investor Relations under Governance/Governance Documents. The policy includes standards for participating in the political process for both the Company and its employees, as well as for appropriate disclosure and reporting of political contributions and political activities.

The Company’s Vice President of External Relations, in consultation with the General Counsel and the Government Affairs team, is responsible for overseeing all of the Company’s political engagements, including political contributions and involvement with industry trade associations.

In addition, the Committee monitors compliance with the Company’s policy on political contributions.  In light of this, the Committee receives a report at least semi-annually from Company management concerning political contributions made by the Company and the PAC, including the purpose and benefit of the contributions as well as the Company’s policy and practices for determining that a particular contribution would be in the best interests of the Company and its stockholders.

Through its subsidiaries, the Company participates in trade associations, such as Airlines for America (A4A), primarily to give the Company access to the business, technical and industry standard-setting expertise of these associations. The Company’s participation in the political process is designed to promote and protect the economic future of the Company, its stockholders and employees. For example, the Company’s involvement with trade associations allows it to promote the airline industry, gain insight into key issues for its business, and advocate alongside peer companies for government policies that support an efficient, safe, competitive, and responsible air transportation industry and business environment. Participation as a member of these associations comes with the understanding that the Company’s position may not always agree with all of the positions of the organizations or of other members, but the Company believes that the associations take positions and address issues in a meaningful and influential manner on behalf of the collective industry and in a way that will continue to provide strong financial returns for the Company. Requiring the Company to disclose payments made to these associations is potentially misleading because it is not necessarily indicative of the Company’s position on any particular issue, politically or otherwise. Moreover, under the Internal Revenue Code, the extent to which trade associations engage in political activities is already required to be disclosed by the associations, although disclosure of memberships or of dues paid by members is not required to be disclosed.

Additional disclosures are not necessary and would not be in the best interests of the Company or its stockholders

The Board believes that the Company’s existing practices and disclosures are sufficient to provide stockholders with transparency regarding its governance and risk management with respect to political activities.  Because parties with interests that are adverse to the Company are also likely to participate in the political process to advance their own business objectives, the Board believes that the specific disclosures recommended by the proposal could place the Company at a competitive disadvantage by revealing Company strategies and priorities, which are designed to protect the economic future of the Company and its stockholders.

For the reasons stated above, and because the Board believes that the Company’s practices are consistent with those of other similarly situated companies, the Board recommends a vote AGAINST the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL 4 WITH RESPECT TO THE POLITICAL SPENDING DISCLOSURE SHAREHOLDER RESOLUTION.

Proposal 5:  Stockholder Proposal regarding Lobbying Activities

The Trustee of the Service Employees International Union (SEIU) Pension Plans Master Trust has given notice of its intention to present a proposal at the 2020 Annual Meeting. The Trustee’s address is 1800 Massachusetts Ave NW, Suite 301, Washington D.C., and the Trustee represents that the Trust has continuously owned no less than 4,014 shares of the Company's common stock since November 26, 2018.  The Trustee’s proposal and supporting statement, as submitted to the Company, appear below.

The Board of Directors opposes adoption of the Trustee’s proposal and asks stockholders to review the Board's response, which follows the Trustee’s proposal and supporting statement below.

The affirmative vote of the holders of a majority of the shares of common stock represented at the Annual Meeting, in person or by proxy and entitled to vote on the matter is required to approve this proposal.

Proposal 5

Whereas, we believe in full disclosure of Alaska Air Group’s (“AAG”) direct and indirect lobbying activities and expenditures to assess whether its lobbying is consistent with its expressed goals and in stockholders’ best interests.

Resolved, the stockholders of AAG request the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.
2.	Payments by AAG used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.
3.	AAG’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.
4.	Description of management’s and the Board’s decision-making process and oversight for making payments described in sections 2 and 3 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which AAG is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels. Neither “lobbying” nor “grassroots lobbying communications” include efforts to participate or intervene in any political campaign or to influence the general public or any segment thereof with respect to an election or referendum.

The report shall be presented to the Governance and Nominating Committee and posted on AAG’s website.

Supporting Statement

AAG spent $3,870,000 from 2016 – 2018 on federal lobbying.1 This does not include state lobbying expenditures, where AAG also lobbies but disclosure is uneven or absent. For example, AAG spent $149,000 lobbying in Washington for 20182 and $464,383 on lobbying in California from 2010 – 2018.3

AAG serves on the board of Airlines for America (A4A), which spent $15,133,100 on lobbying for 2017 and 2018.4 A4A’s lobbying over passenger facility charges5 and against Massachusetts sick leave law6 has attracted media attention. AAG is also a member of the Aerospace Works for Washington, which lobbied against efforts to make $8.7 billion in Washington state aerospace tax breaks dependent on maintaining minimum employment levels in the state.7 AAG does not disclose its memberships in, or payments to, trade associations, or the amounts used for lobbying.

We are concerned that AAG’s lack of lobbying and trade association disclosure presents reputational risks. For example, AAG believe its success in part depends on its ability to “develop relationships with customers by providing exceptional customer service and low fares,” yet A4A successfully lobbied against legislation “to mandate ‘reasonable and proportional’ baggage and change fees.”8 As stockholders, we believe that companies should ensure there is alignment between their own positions and their lobbying, including through trade associations.

1 https://www.opensecrets.org/federal-lobbying/clients/summary?cycle=2018&id=D000023819

2 https://pdc-lobbyist-app.s3-us-gov-west-1.amazonaws.com/paperl3s/image.5_61.pdf

3 http://cal-access.sos.ca.gov/Lobbying/Employers/Detail.aspx?id=1143606&view=activity&session=2017

4 https://www.opensecrets.org/federal-lobbying/clients/summary?cycle=2018&id=D000000545

5 https://www.travelweekly.com/Travel-News/Airline-News/PFC-redux

6 https://www.courthousenews.com/airlines-call-out-massachusetts-sick-leave-law/

7 https://www.reuters.com/article/us-boeing-incentives/boeing-lobby-group-team-up-to-defend-8-7-billion-in-state-tax-breaks- idUSKBN14U23V

8 https://www.reuters.com/article/us-usa-airlines/u-s-airlines-score-win-as-congress-drops-reasonable-fee-rules-idUSKCN1M20NO

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL 5 FOR THE FOLLOWING REASONS:

The Air Group Board of Directors has considered this proposal, as well as the views of its long-term stockholders, and believes this proposal does not serve the best interests of the Company or its stockholders and recommends a vote AGAINST it because:

•

Most of the information sought by the proposal is already publicly available pursuant to existing laws and regulations, including in the form of public disclosures made by the Company to relevant regulatory bodies.

•

The Board has adopted a formal policy regarding political activities including lobbying, political contributions, and transparency, which is publicly available at www.alaskaair.com under About Alaska/Investor Relations under Governance/Governance Documents. The Governance and Nominating Committee (the Committee in this section) monitors compliance with the Company’s Policy on Political Contributions and Engagement.

•	Additional disclosure would be duplicative and potentially misleading and would not be in the best interests of stockholders.

The Board believes that transparency and accountability in public spending and lobbying is consistent with the Company’s values; however, the Board also believes that the Company’s current practices are consistent with applicable laws and regulations as well as similar practices at other companies.

Significant disclosure regarding the Company’s lobbying activities is already publicly available

The Company is subject to extensive regulation regarding lobbying activities. Quarterly, the Company files a publicly available federal Lobbying Disclosure Act report.  The report quantifies the Company’s expenditures, describes the related legislation that was the subject of lobbying efforts and identifies the individuals who lobbied on behalf of the Company, including outside consultants.

These reports are available on both the Secretary of the United States Senate and Clerk of the United States House of Representatives websites.

In addition, the Company and each of the Company’s registered lobbyists file semi-annual reports disclosing political contributions with the Secretary of the U.S. Senate and the Clerk of the U.S. House of Representatives.  Searchable copies of these reports are available at http://www.senate.gov/lobby and http://lobbyingdisclosure.house.gov/.

The trade associations in which the Company’s subsidiaries participate are also subject to public disclosure requirements regarding their lobbying efforts.

The Company has procedures in place to promote transparency and accountability and to effectively oversee decisions regarding political contributions and participation in the U.S. political process

The Company’s Board of Directors has adopted a formal policy regarding political disclosures that sets forth the Company’s practices regarding its political contribution and engagement processes, including involvement in trade associations.  The policy is available at www.alaskaair.com under About Alaska/Investor Relations under Governance/Governance Documents.

Through its subsidiaries, the Company participates in trade associations, such as Airlines for America (A4A), primarily to give the Company access to the business, technical and industry standard-setting expertise of these associations. The Company’s participation in the political process is designed to promote and protect the economic future of the Company, its stockholders and employees. For example, the Company’s involvement with trade associations allows it to promote the airline industry, gain insight into key issues for its business, and advocate alongside peer companies for government policies that support an efficient, safe, competitive, and responsible air transportation industry and business environment. Participation as a member of these associations comes with the understanding that the Company’s position may not always agree with all of the positions of the organizations or of other members, but the Company believes that the associations take positions and address issues in a meaningful and influential manner on behalf of the collective industry and in a way that will continue to provide strong financial returns for the Company. Requiring the Company to disclose payments made to these associations is potentially misleading because it is not necessarily indicative of the Company’s position on any particular issue, political or otherwise. Moreover, under the Internal Revenue Code, the extent to which trade associations engage in political activities is already required to be disclosed by the associations, although disclosure of memberships or of dues paid by members is not required to be disclosed.

The Company’s Vice President of External Relations, in consultation with the General Counsel and the Government Affairs team, is responsible for overseeing all of the Company’s public advocacy efforts, including the Company’s involvement with industry trade associations. In addition, the Committee monitors compliance with the Company’s policy regarding political disclosures.

Additional disclosures are not necessary and would not be in the best interests of the Company or its stockholders

The Board believes that the Company’s existing practices and disclosures are sufficient to provide stockholders with transparency regarding its governance and risk management with respect to political activities, including participation in trade associations.  Because parties with interests that are adverse to the Company are also likely to participate in the political process to advance their own business objectives, the Board believes that the specific disclosures recommended by the proposal could place the Company at a competitive disadvantage by revealing Company strategies and priorities, which are designed to protect the economic future of the Company and its stockholders.

For the reasons stated above, and because the Board believes that the Company’s practices are consistent with those of other similarly situated companies, the Board recommends a vote AGAINST the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL 5 WITH RESPECT TO THE LOBBYING DISCLOSURE SHAREHOLDER RESOLUTION.

SECURITIES OWNERSHIP

Securities Ownership of Certain Beneficial Owners and Management

Securities Ownership of Management

This table below shows how much Alaska Air Group common stock is owned as of March 16, 2020, by each director and nominee, each of the Company’s Named Executive Officers, and all Company directors and executive officers as a group. Except as otherwise indicated and subject to applicable community property laws, the persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned.

Name	Number of Shares of Common Stock Owned (1)	Options Exercisable within 60 Days	Total Shares Beneficially Owned (2)	Percent of Outstanding Shares (3)

Patricia M. Bedient	43,611		43,611	*
James A. Beer	4,041		4,041	*
Marion C. Blakey	16,479		16,479	*
Phyllis J. Campbell	44,179		44,179	*
Raymond L. Conner	3,669		3,669	*
Dhiren R. Fonseca	6,787		6,787	*
Kathleen T. Hogan	1,193		1,193	*
Susan J. Li	3,247		3,247	*
Helvi K. Sandvik	8,977		8,977	*
J. Kenneth Thompson	33,511		33,511	*
Eric K. Yeaman	11,047		11,047	*
Bradley D. Tilden	197,987	—	197,987	*
Brandon S. Pedersen	26,636	—	26,636	*
Benito Minicucci	105,908	—	105,908	*
Andrew R. Harrison	22,505	—	22,505	*
Share R. Tackett	13,392	—	13,392	*
All Company directors and executive officers as a group (22 persons)	571,373	—	571,373	*

*	Less than 1%
(1)	Consists of the aggregate total of shares of common stock held by the reporting person either directly or indirectly, including 401(k) Plan holdings.

The number of shares of common stock owned and total shares beneficially owned reported for non-employee directors also include underlying common shares to be issued upon the director’s resignation from the Board in connection with deferred stock units granted as part of their annual compensation. The aggregate number of deferred stock units granted to date: Ms. Bedient, 22,914; Mr. Beer, 3,247; Ms. Blakey, 10,846; Ms. Campbell, 21,344; Ms. Sandvik, 5,122; Mr. Thompson, 21,344; and Mr. Yeaman, 2,690.

(2)

Total beneficial ownership is determined in accordance with the rules of the SEC and represents the sum of the Number of Shares of Common Stock Owned and Options Exercisable within 60 Days columns. This table excludes shares of common stock payable upon vesting of PSUs, none of which will vest within 60 days following the record date, and which are described in the 2019 Grants of Plan Based Awards table.

(3)	We determined applicable percentage ownership based on 122,584,631 shares of the Company’s common stock outstanding as of March 16, 2020.

More Than 5% Beneficial Owners

The table below identifies those persons known by us to have beneficial ownership of more than 5% of the Company’s outstanding common stock, as of March 16, 2020.

Beneficial Owner Name and Address	Number of Shares Owned	Percent of Outstanding Shares(1)

The Vanguard Group (2)	13,525,460	11.03%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355

T. Rowe Price Associates, Inc. (3)	8,856,905	7.23%
100 E. Pratt Street
Baltimore, Maryland 21202

BlackRock, Inc. (4)	7,455,251	6.08%
55 East 52nd Street
New York, New York 10055

(1)	We determine applicable percentage ownership based on more than 122,584,631 shares of the Company’s common stock outstanding as of March 16, 2020.
(2)

A Schedule 13G filed on February 10, 2020 by The Vanguard Group reported sole voting power over 142,771 shares, sole dispositive power over 13,383,017 shares and shared dispositive power over 142,443 shares.

(3)	A Schedule 13G filed on February 14, 2020 by T. Rowe Price Associates, Inc. reported sole voting power over 3,212,978 shares and sole dispositive power over 8,856,905 shares.
(4)	A Schedule 13G filed on February 4, 2020 by BlackRock, Inc. reported sole voting power over 6,776,987 shares and sole dispositive power over 7,455,251 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and certain of its officers to send reports of their ownership of Company common stock and changes in such ownership to the SEC and the NYSE. The Company assists its directors and officers by preparing forms for filing. SEC regulations also require the Company to identify in this Proxy Statement any person subject to this requirement who failed to file a report on a timely basis. Based on a review of copies of reports furnished to the Company and written representations that no other reports were required, the Company believes that everyone subject to Section 16(a) filed the required reports on a timely basis during 2019.

QUESTIONS AND ANSWERS

Questions and Answers about the Meeting
Why am I receiving the Annual Meeting Materials?

You are receiving the Annual Meeting Materials from us because you owned Alaska Air Group common stock as of March 16, 2020, the record date for the Annual Meeting. This Proxy Statement describes matters on which you may vote and provides you with other important information so that you can make informed decisions.

You may own shares of Alaska Air Group common stock in several different ways. If your stock is represented by one or more stock certificates registered in your name or if you have a Direct Registration Service (DRS) advice evidencing shares held in book entry form, then you have a stockholder account with the Company’s transfer agent, Computershare Trust Company, N.A. (Computershare), and you are a stockholder of record. If you hold your shares in a brokerage, trust, or similar account, then you are the beneficial owner but not the stockholder of record of those shares. Employees of the Company’s subsidiaries who hold shares of stock in one or more of the Company’s 401(k) retirement plans are beneficial owners.

What other business may be properly brought before the meeting, and what discretionary authority is granted?

Under the Company’s Bylaws, as amended December 9, 2015, a stockholder may bring business before the meeting or for publication in the Company’s 2020 Proxy Statement only if the stockholder gave written notice to the Company on or before November 30, 2019, and complied with the other requirements included in Article II of the Company’s Bylaws.

The Company has not received valid notice that any business other than that described or referenced in this Proxy Statement will be brought before the Annual Meeting.

Can I attend the Annual Meeting, and what do I need for access?

Participation in the Annual Meeting is limited to Air Group stockholders as of March 16, 2020 and persons holding valid proxies from stockholders of record. The Annual Meeting will be hosted live via the Internet only at www.proxyvote.com.  After accessing the Internet site, stockholders will be permitted to vote and submit questions during the Annual Meeting.

To be admitted access to the Annual Meeting, please use the 16-digit control number included with your proxy materials to enter the Annual Meeting website.  Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.proxyvote.com.

Each stockholder of record or beneficial stockholder, including institutional holders, may designate one person to represent his or her shares at the meeting. If multiple representatives request access on behalf of the same stockholder, the first person to register for the Annual Meeting with the appropriate 16-digit control number and proper delegation of voting authority will be allowed to participate in the meeting.

Questions and Answers about the Meeting
How many shares must be present to hold the meeting?

A majority of the Company’s outstanding shares entitled to vote as of the record date, or 61,292,316 shares, must be present in person or represented by proxy in order to hold the meeting and conduct business (i.e., to constitute a quorum). Shares are counted as present or represented at the meeting if the stockholder of record attends the meeting; if the beneficial owner attends with a “legal proxy” from the record holder; or if the record holder or beneficial owner has submitted a proxy or voting instructions whether by returning a proxy card or a voting instruction form by mail, phone or Internet, without regard to whether the proxy or voting instructions actually casts a vote or withholds or abstains from voting.

Is a list of stockholders entitled to vote at the Annual Meeting available?

A list of stockholders of record entitled to vote at the Annual Meeting will be available Monday through Friday from April 1, 2020 through May 7, 2020 between the hours of 9 a.m. and 4 p.m., Pacific Time, at the offices of the Corporate Secretary, 19300 International Blvd., Seattle, WA 98188. A stockholder of record may examine the list for any legally valid purpose related to the Annual Meeting.

How can I reduce the number of Annual Meeting Materials I receive?

If you are a stockholder of record receiving multiple copies of the Annual Meeting Materials either because you have multiple stockholder of record accounts or because you share an address with other stockholders of record, and you would like to discontinue receiving multiple copies, you can contact the Company’s transfer agent, Computershare, by telephone at (877) 282-1168 or send a written request to Computershare, P.O. Box 505000, Louisville, KY 40233.

If you are a beneficial stockholder, but not a stockholder of record, and you share an address with other stockholders of record, the number of Annual Meeting Materials you receive is already reduced because your broker, bank or other institution is permitted to deliver a single copy of this material for all stockholders at your address unless a stockholder has requested separate copies. If you would like to receive separate copies, please contact your broker, bank or institution and update your preference for future meetings.

Can I receive future materials via the Internet?

If you vote on the Internet, simply follow the prompts for enrolling in electronic proxy delivery service. This will reduce the Company’s printing and postage costs, as well as the number of paper documents you will receive.

Stockholders of record may enroll in that service at the time they vote their proxies via www.proxyvote.com or at any time after the Annual Meeting via www.computershare.com/investor.

Beneficial owners, other than employee participants in one of the Company 401(k) plans, may enroll for electronic proxy delivery by contacting your broker.

Employee participants in one of the Company’s 401(k) plans may not elect to receive the Notice of Availability of Annual Meeting Materials via electronic delivery at this time.

If you already receive the Notice via the Internet, you will continue to receive them that way until you instruct otherwise through one of the methods referenced above.

How can I submit a proposal for next year’s annual meeting?

The Company expects to hold its next annual meeting on or about May 6, 2021.

If you wish to submit a proposal for inclusion in the proxy materials for that meeting, you must send the proposal to the Corporate Secretary at the address below. The proposal must be received at the Company’s corporate offices no later than November 30, 2020 to be considered for inclusion. Among other requirements set forth in the SEC’s proxy rules and the Company’s Bylaws, you must have continuously held a minimum of either $2,000 in market value or 1% of the Company’s outstanding stock for at least one year by the date of submitting the proposal, and you must continue to own such stock through the date of the meeting.

If you intend to nominate candidates for election as directors or present a proposal at the meeting without including it in the Company’s 2021 proxy statement, you must provide notice of such proposal to the Company no earlier than the close of business on January 8, 2021 and no later than the close of business on February 8, 2021.

If you intend to nominate candidates for election as directors to be included in the Company’s 2021 proxy statement, you must provide notice of such nomination to the Company no earlier than the close of business on October 30, 2020 and no later than November 30, 2020.  The Company’s Bylaws, available on www.alaskaair.com under About Alaska/Investor Relations, outline requirements and procedures for giving the notice. If you would like to submit a proposal or nominate a candidate for director, send your submission to:

Corporate Secretary

Alaska Air Group, Inc.

P.O. Box 68947

Seattle, WA 98168

Questions and Answers about Voting
What am I voting on and what does the Board of Directors recommend?

You are being asked to vote on the following:

1. Election of the 12 director nominees named in this Proxy Statement;
THE BOARD RECOMMENDS A VOTE ‘FOR’ PROPOSAL 1.

2. Approval (on an advisory basis) of the compensation of the Company’s Named Executive Officers;
THE BOARD RECOMMENDS A VOTE ‘FOR’ PROPOSAL 2.

3. Ratification of the appointment of KPMG LLP as the Company’s independent accountants for fiscal year 2020;
THE BOARD RECOMMENDS A VOTE ‘FOR’ PROPOSAL 3.

4. A stockholder proposal regarding the Company’s disclosure of political contributions.
THE BOARD RECOMMENDS A VOTE ‘AGAINST’ PROPOSAL 4.

5. A stockholder proposal regarding the Company’s disclosure of lobbying activities.
THE BOARD RECOMMENDS A VOTE ‘AGAINST’ PROPOSAL 5.

When you sign and mail the proxy card or submit your proxy by phone or the Internet, you appoint each of Mr. Bradley D. Tilden and Mr. Kyle B. Levine, or their respective substitutes or nominees, as your representatives at the meeting. (When we refer to the “named proxies,” we are referring to Mr. Tilden and Mr. Levine.) If you sign and submit your proxy or vote via telephone or the Internet, your shares will be voted even if you cannot attend the meeting.

How many votes must the 12 nominees for director receive to be elected?

The Company’s Bylaws (as amended December 9, 2015) require that each director be elected annually by a majority of votes cast with respect to that director. This means that the number of votes “for” a director must exceed the number of votes “against” that director. In the event that a nominee who already serves as a director receives more “against” votes for his or her election than “for” votes, the Board must consider such director’s resignation following a recommendation by the Board’s Governance and Nominating Committee. The majority voting standard does not apply, however, in the event that the number of nominees for director exceeds the number of directors to be elected. In such circumstances, directors will instead be elected by a plurality of the votes cast, meaning that the persons receiving the highest number of “for” votes, up to the total number of directors to be elected at the Annual Meeting, will be elected.

With regard to the election of directors, the Board intends to nominate the 12 persons identified as its nominees in this Proxy Statement. Because the Company has not received notice from any stockholder of an intent to nominate directors at the Annual Meeting, each of the directors must be elected by a majority of votes cast.

“Abstain” votes and broker non-votes are not treated as votes cast with respect to a director and therefore will not be counted in determining the outcome of the election of directors.

What happens if a director candidate nominated by the Board of Directors is unable to stand for election?

The Board of Directors may reduce the number of seats on the Board or it may designate a substitute nominee. If the Board designates a substitute, shares represented by proxies held by the named proxies will be voted for the substitute nominee.

Questions and Answers about Voting

Not including the election of directors, how many votes must the proposals receive in order to pass?

Votes to Approve (on an advisory basis) the Compensation of the Company’s Named Executive Officers

A majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal must be voted “for” the proposal in order for it to pass. “Abstain” votes are deemed present and entitled to vote and are included for purposes of determining the number of shares constituting a majority of shares present and entitled to vote. Accordingly, an abstention, because it is not a vote “for,” will have the effect of a negative vote. In addition, broker non-votes are not considered entitled to vote for purposes of determining whether the proposal has been approved by stockholders and therefore will not be counted in determining the outcome of the vote on the proposal.

Votes to Ratify the Appointment of KPMG LLP as the Company’s Independent Accountants for Fiscal Year 2020

A majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal must be voted “for” the proposal in order for it to pass. “Abstain” votes are deemed present and entitled to vote and are included for purposes of determining the number of shares constituting a majority of shares present and entitled to vote. Accordingly, an abstention, because it is not a vote “for,” will have the effect of a negative vote.

Votes on the Stockholder Proposals

A majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal must be voted “for” each proposal in order for it to pass.  “Abstain” votes are deemed present and entitled to vote and are included for purposes of determining the number of shares constituting a majority of shares present and entitled to vote.  Accordingly, an abstention, because it is not a vote “for,” will have the effect of a negative vote.  In addition, broker non-votes are not considered entitled to vote for purposes of determining whether each proposal has been approved by stockholders and therefore will not be counted in determining the outcome of the vote on the proposal.

How are votes counted?	Voting results will be tabulated by Broadridge. Broadridge will also serve as the independent inspector of election.

Is my vote confidential?

The Company has a confidential voting policy as a part of its Corporate Governance Guidelines, which is available at www.alaskaair.com under About Alaska/Investor Relations under Governance/Governance Documents.

Questions and Answers about Voting
Who pays the costs of proxy solicitation?

The Company pays for distributing and soliciting proxies and reimburses brokers, nominees, fiduciaries and other custodians their reasonable fees and expenses in forwarding proxy materials to beneficial owners. The Company has engaged Georgeson LLC (Georgeson) to assist in the solicitation of proxies for the meeting. It is intended that proxies will be solicited by the following means: additional mailings, personal interview, mail, phone and electronic means. Although no precise estimate can be made at this time, we anticipate that the aggregate amount we will spend in connection with the solicitation of proxies will be approximately $36,500, the majority of which has been incurred to date. This amount includes fees payable to Georgeson, but excludes salaries and expenses of the Company’s officers, directors and employees.

How do I vote my shares?

Stockholders of record can vote by mail, by phone or via the Internet as described below.

Beneficial owners whose stock is held in a brokerage account can vote by using the voting instruction form provided by the broker or by phone or the Internet as described below.

Beneficial owners whose stock is held by a bank, and who have the power to vote or to direct the voting of the shares, can vote using the proxy or the voting information form provided by the bank or, if made available by the bank, by phone or the Internet as described below.

Beneficial owners whose stock is held in trust under an arrangement that provides the beneficial owner with the power to vote or to direct the voting of the shares can vote in accordance with the provisions of such arrangement.

Beneficial owners whose stock is held in trust in one of the Company’s 401(k) retirement plans can vote by telephone or via the Internet, or by mailing the voting instruction form provided by the trustee as described below.

Beneficial owners other than those who beneficially own stock held in trust in one of the Company’s 401(k) retirement plans can vote at the meeting provided that he or she obtains a “legal proxy” from the person or entity holding the stock for him or her (typically a broker, bank, or trustee). A beneficial owner can obtain a legal proxy by making a request to the broker, bank, or trustee. Under a legal proxy, the bank, broker, or trustee confers all of its rights as a record holder to grant proxies or to vote at the Annual Meeting.

Vote by Internet

Prior to the Annual Meeting – Stockholders of record and beneficial owners of the Company’s common stock can vote via the Internet 24 hours a day until 11:59 p.m. Eastern Time on Wednesday, May 6, 2020. To allow sufficient time for voting by the trustee, shares held by participants in the Company’s 401(k) plans can vote via the Internet 24 hours a day until 11:59 p.m. Eastern Time on Monday, May 4, 2020.

Voting via the Internet is permitted regardless of whether stockholders receive the Annual Meeting Materials through the mail or via the Internet. Instructions for voting are provided along with your notice, proxy card or voting instruction form. If you vote on the Internet, please do not mail your proxy card if you received one (unless you intend for it to revoke your prior Internet vote). Your Internet vote will authorize the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

During the Annual Meeting – Stockholders of record and beneficial owners (with a legal proxy from the bank, broker or trustee) of the Company’s common stock, other than shares held by participants in the Company’s 401(k) plans, can vote via the Internet during the Annual Meeting by visiting www.proxyvote.com and following the instructions provided along with your notice, proxy card or voting instruction form.  Because shares held by participants in the Company’s 401(k) plans must be voted by trustee, these shares may not be voted during the Annual Meeting.

Voting by Internet is fast and convenient, and your vote is immediately confirmed and tabulated.  By using the Internet to vote, you help Alaska Air Group conserve natural resources and reduce postage and proxy tabulation costs.

Vote by phone

Prior to the Annual Meeting – Stockholders of record and beneficial owners of the Company’s common stock can vote by phone. Instructions are provided along with your notice, proxy card or voting instruction form. If you vote by phone, do not mail your proxy card if you received one (unless you intend for it to revoke your prior vote submitted by phone). Your vote by phone will authorize the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Voting by phone is fast and convenient and your vote is immediately confirmed and tabulated.  By using the phone to vote, you help Alaska Air Group conserve natural resources and reduce postage and proxy tabulation costs.

Vote by mail

Prior to the Annual Meeting – If you received the Annual Meeting Materials by mail, simply sign and date the enclosed proxy card or voting instruction form and mail it in the enclosed prepaid and addressed envelope. If you mark your choices on the card or voting instruction form, your shares will be voted as you instruct.

How will my shares be voted if I return a blank proxy or voting instruction form?

If you sign and return a proxy card without giving specific voting instructions, your shares will be voted in accordance with the recommendations of the Board of Directors shown above and as the named proxies may determine in their discretion with respect to any other matters properly presented for a vote during the meeting or any postponement or adjournment of the meeting.

If my shares are held in a brokerage account, how will my shares be voted if I do not return voting instructions to my broker?

If you own shares beneficially through a brokerage account and you do not submit voting instructions to your broker, your broker may generally vote your shares in its discretion on matters designated as routine under NYSE rules. However, a broker cannot vote shares held in street name on matters designated as non-routine by the NYSE, unless the broker receives voting instructions from the street name (beneficial) owner.

The proposal to ratify the appointment of the Company’s independent accountants for fiscal year 2020 is considered routine under NYSE rules. Each of the other proposals to be submitted for a vote is considered non-routine under applicable NYSE rules. Accordingly, if you hold your shares in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may exercise its discretion to vote your shares on the proposal to ratify the appointment of the Company’s independent accountants but will not be permitted to vote your shares on any of the other proposals. If your broker exercises this discretion, your shares will be counted as present for the purpose of determining a quorum at the Annual Meeting and will be voted on the proposal to ratify the Company’s independent accountants in the manner instructed by your broker, but your shares will not be voted (i.e., they will constitute “broker non-votes”) on each of the other proposals at the Annual Meeting.

For a description of the effect of broker non-votes on the proposals, see How many votes must the 12 nominees for director have to be elected? and Not including the election of directors, how many votes must the proposals receive in order to pass?

What if I change my mind after I submit my proxy?

Stockholders of record and beneficial owners, except for persons who beneficially own shares held in trust in one of the Company’s 401(k) retirement plans, may revoke a proxy and change a vote by delivering a later-dated proxy or by voting at the Annual Meeting. The later-dated proxy may be delivered by phone, Internet or mail and need not be delivered by the same means used in delivering the prior proxy submission.

Stockholders of record and beneficial owners, except for persons beneficially owning shares in one of the Company’s 401(k) retirement plans, may submit a new vote at a later date or time by:

•  voting by phone or the Internet before 11:59 p.m. Eastern Time on Wednesday, May 6, 2020 (your latest phone or Internet proxy will be counted);

•  signing and delivering a proxy card with a later date; or

•  voting during the Annual Meeting via the Internet. (If you hold your shares beneficially through a broker, you must have a legal proxy and 16-digit control number from the broker in order to vote during the Annual Meeting. Please also note that attendance at the Annual

Meeting, in and of itself, without voting during the Annual Meeting, will not cause your previously granted proxy to be revoked.)

Persons beneficially owning shares in one of the Company’s 401(k) retirement plans cannot vote in person at the Annual Meeting and must vote in accordance with instructions from the trustees. Subject to these qualifications, such holders have the same rights as other record and beneficial owners to change their votes by phone or the Internet, however, in all cases your vote must be submitted by 11:59 p.m. Eastern Time on Monday, May 4, 2020.

Stockholders of record can request a new proxy card by contacting Broadridge at 1-800-579-1639 or sendmaterial@proxyvote.com.

Stockholders with shares held by a broker, trustee or bank can obtain a new voting instruction form by contacting your broker, trustee or bank.

Stockholders whose shares are held in one of the Company’s 401(k) retirement plans can obtain a new voting instruction form by contacting the trustee of such plan. You can obtain information about how to contact the trustee from the Company’s Assistant Corporate Secretary at 206-392-5380..

If you sign and date the proxy card or voting instruction form and submit it in accordance with the accompanying instructions and in a timely manner, any earlier proxy card or voting instruction form will be revoked and your new choices will be voted.

How are shares voted that are held in the Company’s 401(k) plan?

On the record date, 2,499,976 shares were held in trust for Alaska Air Group 401(k) plan participants. The trustees, Vanguard Fiduciary Trust Company (Vanguard) and Fidelity Management Trust Company (Fidelity), provided Notice of Proxy and Access instructions to each participant who held shares through the Company’s 401(k) plans on the record date. The trustees will vote only those shares for which instructions are received from participants. If a participant does not indicate a preference as to a matter, including the election of directors, then the trustees will not vote the participant’s shares on such matters.

To allow sufficient time for voting by the trustee, please provide voting instructions no later than 11:59 p.m. Eastern Time on Monday, May 4, 2020. Because the shares must be voted by the trustee, those who hold shares through the 401(k) plans may not vote those shares at the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

We will publish the voting results in a current report on Form 8-K to be filed on or before May 14, 2020. You can read or print a copy of that report at www.alaskaair.com under About Alaska/Investor Relations or by going directly to the SEC EDGAR files at www.sec.gov.

What does it mean if I receive more than one proxy card, voting instruction form or email notification from the Company?

It means that you hold Alaska Air Group stock in more than one account. Please complete and submit all proxies to ensure that all your shares are voted or vote by Internet or phone using each of the identification numbers.

VOTE BY INTERNET   Before The Meeting - Go to www.proxyvote.com  Use the Internet to transmit your voting instructions and for electronic delivery  of information up until 11:59 P.M. Eastern Time or on May 6, 2020 (11:59 P.M.  Eastern Time on May 4, 2020 for the Employee Plans). Have your proxy card in  hand when you access the web site and follow the instructions to obtain your  records and to create an electronic voting instruction form.  During The Meeting - Go to www.virtualshareholdermeeting.com/alk2020  You may attend the Meeting via the Internet and vote during the Meeting. Have  the information that is printed in the box marked by the arrow available and  follow the instructions.  VOTE BY PHONE - 1-800-690-6903  Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 6, 2020 (11:59 P.M. Eastern Time or on May 4, 2020 for the Employee Plans). Have your proxy card in hand when you call and then follow  the instructions.  VOTE BY MAIL  Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.  ALASKA AIR GROUP, INC.  P.O. BOX 68947  SEATTLE, WA 98168  E96904-P35160  ALASKA AIR GROUP, INC.  The Board of Directors recommends a vote FOR all the  nominees listed, a vote FOR Proposals 2 and 3, and a vote  AGAINST Proposals 4 and 5.  1. Election of Directors to One-Year Terms  Against  For   Abstain   Nominees:  !  !  !  For   Against  Abstain   1a. Patricia M. Bedient  !  !  !  !  !  !   1k. Bradley D. Tilden   1b. James A. Beer  !  !  !  !  !  !   1c. Marion C. Blakey   1l. Eric K. Yeaman  !  !  !  !  !  !  2. Approve (on an advisory basis) the compensation of the  Company's Named Executive Officers.   1d. Raymond L. Conner  !  !  !  !  !  !  3. Ratification of the appointment of KPMG LLP as the  Company's independent registered public accountants  for the fiscal year 2020.   1e. Dhiren R. Fonseca  !  !  !  !  !  !  4. Stockholder Proposal regarding the Company's disclosure  of political spending.   1f. Kathleen T. Hogan  !  !  !  !  !  !  5. Stockholder Proposal regarding the Company's disclosure  of lobbying activities.   1g. Susan J. Li  !  !  !   1h. Benito Minicucci  NOTE: Such other business as may properly come before the  meeting or any adjournment thereof.  !  !  !   1i. Helvi K. Sandvik  !  !  !   1j. J. Kenneth Thompson  Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian,  or custodian, please give full title.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and Form 10-K are available at www.proxyvote.com.  E96905-P35160  ALASKA AIR GROUP, INC.  ANNUAL MEETING OF STOCKHOLDERS  MAY 7, 2020, 1:30 P.M. PACIFIC TIME  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS  The stockholder hereby appoints Bradley D. Tilden and Kyle B. Levine, or either of them, as proxies, each with the power to appoint  his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this card, all of the  shares of Common Stock of Alaska Air Group, Inc. that the stockholder is entitled to vote at the Annual Meeting of Stockholders.   If applicable, the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee  of Alaska Air Group, Inc. Alaskasaver Plan, the Alaska Airlines, Inc. COPS, MRP and Dispatch 401(k) Plan, and the Horizon Air Industries, Inc. Savings Investment Plan, and/or Fidelity Management Trust Company, as Trustee of the Alaska Airlines, Inc.  Pilots Investment and Savings Plan, at the Annual Meeting of Stockholders. This form, when properly executed, will be voted as  directed. If voting instructions are not received by the proxy tabulator by 11:59 p.m., Eastern Time on Monday, May 4, 2020,  these shares will not be voted by the Trustees.   The Annual Meeting of Stockholders is to be held online at www.virtualshareholdermeeting.com/alk2020 at 1:30 p.m. Pacific Time on Thursday, May 7, 2020 and at any adjournment or postponement thereof.   When this proxy is properly executed, the shares to which the proxy relates will be voted as directed. If no  such directions are made, this proxy will be voted FOR all the nominees listed, FOR Proposals 2 and 3, and AGAINST Proposals 4 and 5.  Please mark, sign, date and return this proxy card promptly using the enclosed reply envelope or by voting over the  Internet or by telephone.  Continued and to be signed on reverse side.